Exhibit 10.1
CREDIT AGREEMENT
dated as of September 28, 2010
among
BASIC ENERGY SERVICES, INC., A DELAWARE CORPORATION,
as Borrower,
THE SUBSIDIARY GUARANTORS PARTY HERETO,
as Subsidiary Guarantors,
THE LENDERS PARTY HERETO,
and
CAPITAL ONE, NATIONAL ASSOCIATION,
as
Administrative Agent, Collateral Agent
and Issuing Bank

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(continued)

-ii-

(continued)

Page
Section 5.10 Additional Collateral; Additional Guarantors	68
Section 5.11 Security Interests; Further Assurances	69
Section 5.12 Information Regarding Collateral	70
Section 5.13 Agreements with Respect to Deposit Accounts	70
Section 5.14 Post-Closing	70

ARTICLE VI NEGATIVE COVENANTS	71

Section 6.01 Indebtedness	71
Section 6.02 Liens	73
Section 6.03 Sale and Leaseback Transactions	75
Section 6.04 Investment, Loan and Advances	75
Section 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions	77
Section 6.06 Dividends	78
Section 6.07 Transactions with Affiliates	80
Section 6.08 Financial Covenants	81
Section 6.09 Limitation on Modifications or Prepayment of Indebtedness; Modifications of Certificate of Incorporation, or Other Constitutive Documents, By-laws and Certain Other Agreements, etc.	81
Section 6.10 Limitation on Certain Restrictions on Subsidiaries	82
Section 6.11 Limitation on Issuance of Capital Stock	82
Section 6.12 Limitation on Creation of Subsidiaries	82
Section 6.13 Business	83
Section 6.14 Limitation on Accounting Changes	83
Section 6.15 Fiscal Year	83
Section 6.16 Limitation on Further Negative Pledges	83
Section 6.17 Anti-Terrorism Law; Anti-Money Laundering	83

ARTICLE VII GUARANTEE	84

Section 7.01 The Guarantee	84
Section 7.02 Obligations Unconditional	84
Section 7.03 Reinstatement	85
Section 7.04 Subrogation; Subordination; Contribution	86
Section 7.05 Remedies	87

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(continued)

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(continued)

Page
Section 11.11 Headings	107
Section 11.12 Confidentiality	107
Section 11.13 Interest Rate Limitation	108
Section 11.14 No Advisory or Fiduciary Responsibility	108
Section 11.15 Integration	108
Section 11.16 USA PATRIOT Act Notice	108

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(continued)

SCHEDULES

Schedule 1.01(a)	Subsidiary Guarantors
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.09(a)	Subsidiaries and Equity Interests Shares Issued and Outstanding
Schedule 3.09(b)	Corporate Organizational Chart
Schedule 3.20	Environmental Matters
Schedule 3.21	Insurance
Schedule 5.14(d)	Landlord’s Agreements
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(a)	Existing Investments

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Landlord’s Agreement
Exhibit E	Form of Note
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Intercompany Note

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CREDIT AGREEMENT
     This CREDIT AGREEMENT (this “Agreement”) dated as of September 28, 2010, among BASIC ENERGY SERVICES, INC., a Delaware corporation (“Borrower”), the SUBSIDIARY GUARANTORS PARTY HERETO, as the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, “Swingline Lender” and CAPITAL ONE, NATIONAL ASSOCIATION, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders, and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties.
WITNESSETH:
     WHEREAS, Borrower has requested that one ore more of the Lenders provide certain loans to and extensions of credit on behalf of the Borrower;
     WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.14;
     NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower and the Issuing Bank is willing to issue letters of credit for the account of Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
     “ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
     “Acquired Indebtedness” means (1) with respect to any person that becomes a Subsidiary after the date of this Agreement, Indebtedness of such person and its Subsidiaries (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such person’s business to acquire assets used or useful in its business) existing at the time such person becomes a Subsidiary that was not incurred in connection with, or in contemplation of, such person becoming a Subsidiary and (2) with respect to the Borrower or any Subsidiary, any Indebtedness of a person (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such person’s business to acquire assets used or useful in its business), other than the Borrower or a Subsidiary, existing at the time such person is merged with or into the Borrower or a Subsidiary, or Indebtedness expressly assumed by the Borrower or any Subsidiary in connection with the acquisition of an asset or assets from another person, which Indebtedness was not, in any case, incurred by such other person in connection with, or in contemplation of, such merger or acquisition.
     “Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of assets or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business.
     “Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.
     “Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article X.
     “Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).
     “Administrative Questionnaire” shall mean an Administrative Questionnaire in such form as may be supplied from time to time by the Administrative Agent.
     “Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or that is an executive officer or director of the person specified.
     “Agents” shall mean the Administrative Agent and the Collateral Agent.
     “Agreement” shall have the meaning assigned to such term in the preamble hereto.
     “Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (c) the LIBOR Rate for an Interest Period of one month plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.
     “Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.24(a).
     “Applicable Fee” shall mean (a) from the Closing Date to the date of delivery to the Administrative Agent of the financial statements and certificate required by Section 5.01(a) and Section 5.01(c) for the fiscal year ending September 30, 2010, 0.375% and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Leverage Ratio as set forth in the most recent financial statements and certificates received by the Administrative Agent pursuant to Section 5.01(a) or (b) and Section 5.01(c):

	Applicable
Pricing Level	Leverage Ratio	Applicable Fee
I	< 3.00:1	0.250%
II	> 3.00:1 but < 3.50:1	0.375%
III	> 3.50:1 but < 4.00:1	0.375%
IV	> 4.00:1	0.375%
     “Applicable Margin” shall mean (a) from the Closing Date to the date of delivery to the Administrative Agent of the financial statements and certificate required by Section 5.01(a) and Section 5.01(c) for the fiscal year ending September 30, 2010, 2.875% with respect to Eurodollar Loans and 1.875% with respect to ABR Loans, and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Leverage Ratio as set forth in the most recent financial statements and certificates received by the Administrative Agent pursuant to Section 5.01(a) or (b) and Section 5.01(c):

	Applicable
Pricing Level	Leverage Ratio	Loans
		Eurodollar	ABR
I	< 3.00:1	2.125%	1.125%
II	> 3.00:1 but < 3.50:1	2.375%	1.375%
III	> 3.50:1 but < 4.00:1	2.625%	1.625%
IV	> 4.00:1	2.875%	1.875%

Each change in the Applicable Margin and the Applicable Fee resulting from a change in the Leverage Ratio shall be effective on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(c), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change; provided, however, that the Leverage Ratio shall be deemed to be in Level IV at any time during which Borrower has failed to deliver the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(c), respectively.
     “Asset Coverage Ratio” shall mean, at any date of determination, the ratio of (a) the sum of (i) the gross book value of the Companies’ inventory as of such date, plus (ii) the gross book value of the Companies’ accounts receivable as of such date, plus (iii) unrestricted cash of the Companies as of such date (and for purposes of this clause (iii), Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, shall not constitute restrictions on cash) to (b) the total Exposure as of such date.
     “Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any property (including stock of any Subsidiary of Borrower by the holder thereof) by Borrower or any of its Subsidiaries to any person other than Borrower or any Subsidiary Guarantor and (b) any issuance or sale by any Subsidiary of Borrower of its Equity Interests to any person (other than to Borrower or any Subsidiary Guarantor).
     “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit A, or such other form as shall be approved by the Administrative Agent.
     “Attributable Indebtedness” shall mean, when used with respect to any sale and leaseback transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such sale and leaseback transaction.
     “Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Business Day proceeding the Maturity Date and the date of termination of the Commitments.
     “Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.
     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
     “Borrower” shall have the meaning assigned to such term in the preamble hereto.

     “Borrowing” shall mean Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
     “Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.
     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in Houston, Texas, are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Cash Equivalents” shall mean, as to any person: (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $300.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service (“S&P”) or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) or an equivalent rating by a nationally recognized rating agency if both S&P and Moody’s cease publishing ratings of commercial paper issuers generally, and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; and (f) demand deposit accounts maintained in the ordinary course of business.
     “Casualty Event” shall mean, with respect to any property (including Real Property) of any person, any loss of title with respect to such property or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, such property for which such person or any of its Subsidiaries receives insurance proceeds or proceeds of a condemnation award or other compensation in each case to the extent that such proceeds or other compensation exceeds $250,000. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military.
     “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.
     A “Change in Control” shall be deemed to have occurred if:
          (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holder, is or becomes the beneficial owner (as defined in Rules 13d 3 and 13d 5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of Borrower; or
          (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of 66 2/3% of the directors of Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors of Borrower.
     “Change in Law” shall mean (a) the adoption or taking effect of any law, treaty, order, rule or regulation after the Closing Date, (b) any change in any law, treaty, order, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that for purposes of this Agreement and to the extent permitted by applicable laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith are deemed to have gone into effect and been adopted after the date of this Agreement.
     “Charges” shall have the meaning assigned to such term in Section 11.13.
     “Closing Date” shall mean September 28, 2010.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” shall mean, collectively, all of the Security Agreement Collateral and all other property of whatever kind and nature pledged as collateral under any Security Document.

     “Collateral Account” shall mean a collateral account or sub account in the form of a deposit account established and maintained by the Collateral Agent for the benefit of the Secured Parties, in accordance with the provisions of Section 9.01.
     “Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.
     “Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the account of Borrower for the benefit of Borrower or any of its Subsidiaries, for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services by Borrower or any of its Subsidiaries in the ordinary course of their businesses.
     “Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder up to the amount set forth on such Lender’s signature page hereto, in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment or in an Increase Joinder pursuant to Section 2.17, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04 or in an Increase Joinder pursuant to Section 2.17. The aggregate amount of the Lenders’ Commitments on the Closing Date is $30,000,000.
     “Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).
     “Companies” shall mean Borrower and its Subsidiaries; and “Company” shall mean any one of them.
     “Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit F.
     “Consolidated Companies” shall mean Borrower and its Consolidated Subsidiaries.
     “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Borrower only if a corresponding amount would be permitted at the date of determination to be distributed to Borrower by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its organizational documents and all agreements, instruments, judgments, decrees, orders, statutes, rules and regulations applicable to such Subsidiary or its stockholders), by (x) adding thereto (i) the amount of Consolidated Interest Expense, (ii) provision for taxes based on income, (iii) amortization expense, (iv) depreciation expense, (v) all other non cash items (excluding any non cash charge that results in an accrual or a reserve for cash charges in any future period), (vi) amortization of intangibles (including, but not limited to, goodwill) and organization costs, and (vii) any extraordinary expenses or losses (including whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside the ordinary course of business), and (y) subtracting (i) the aggregate amount of all non cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period, (ii) interest income and (iii) any extraordinary income or gains

(including whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside the ordinary course of business. Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition and any Asset Sale (or series of Asset Sales other than related dispositions of used, worn out, obsolete or surplus property pursuant to Section 6.05(a)(ii)) resulting in aggregate sale proceeds of $15.0 million or more consummated during the fiscal period of Borrower ended on the Test Period thereof as if each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period; provided, however, that no effect shall be given to any Permitted Acquisition unless the Administrative Agent shall have received consolidated statements of income for such Test Period, all in form reasonably satisfactory to the Administrative Agent.
     “Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness (but including in any event the then outstanding principal amount of all Loans, all Capital Lease Obligations and all LC Exposure) of Borrower and its Consolidated Subsidiaries on a consolidated basis as determined in accordance with GAAP.
     “Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense (whether cash or non-cash) of Borrower and its Consolidated Subsidiaries determined in accordance with GAAP for the relevant period, including interest expense with respect to any Funded Debt of Borrower and its Consolidated Subsidiaries and interest expense for the relevant period that has been capitalized on the balance sheet of Borrower and its Consolidated Subsidiaries.
     “Consolidated Net Income” shall mean, for any period, the consolidated net income of Borrower and its Consolidated Subsidiaries determined in accordance with GAAP, but excluding in any event (a) after tax extraordinary gains or extraordinary losses; (b) after tax gains or losses realized from (i) the acquisition of any securities, or the extinguishment of any Indebtedness, of Borrower or any of its Subsidiaries or (ii) any sales of assets; (c) net earnings or loss of any other person (other than a Subsidiary of Borrower) in which Borrower or any Consolidated Subsidiary has an ownership interest, except (in the case of any such net earnings) to the extent such net earnings shall have actually been received by Borrower or such Consolidated Subsidiary (subject to the limitation in clause (d) below) in the form of cash dividends or distributions; (d) the net income of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Subsidiary of its net income is not at the time of determination permitted without approval under applicable law or regulation or under such Consolidated Subsidiary’s organizational documents or any agreement or instrument applicable to such Consolidated Subsidiary or its stockholders; (e) gains or losses from the cumulative effect of any change in accounting principles; (f) earnings resulting from any reappraisal, revaluation or write up of assets; and (g) the income (or loss) of any person accrued prior to the date it becomes a Subsidiary of Borrower or any Consolidated Subsidiary or is merged into or consolidated with Borrower or any Consolidated Subsidiary or that person’s assets are acquired by Borrower or such Consolidated Subsidiary.
     “Consolidated Net Worth” of any person on any date shall mean the sum of the capital stock and surplus (including earned surplus, capital surplus and the balance of the current profit and loss account not transferred to surplus) accounts of such person on such date which would appear on a balance sheet of such person on such date prepared in accordance with GAAP.
     “Consolidated Subsidiary” shall mean, as to any person, all subsidiaries of such person which are consolidated with such person for financial reporting purposes in accordance with GAAP.
     “Consolidated Tangible Assets” shall mean, with respect to any person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such person and its Consolidated Subsidiaries, less all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets in accordance with GAAP.
     “Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances and letters of credit, until a reimbursement obligation arises (which obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether severally or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.
     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controls” and “Controlled” shall have meanings correlative thereto.
     “Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

     “Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Bank.
     “Debt Service Coverage Ratio” shall mean, for (a) the measurement period ending September 30, 2010, the ratio of (i) Consolidated EBITDA for the three-fiscal quarter period then ended multiplied by 4/3 to (ii) the sum of Consolidated Interest Expense (excluding any Non-Cash Interest Expense) plus scheduled maturities of Funded Debt of Borrower and its Consolidated Subsidiaries for such period; (b) any Test Period thereafter, the ratio of (i) Consolidated EBITDA to (ii) the sum of Consolidated Interest Expense (excluding any Non-Cash Interest Expense) plus scheduled maturities of Funded Debt of Borrower and its Consolidated Subsidiaries for such period; provided that for all or any portion of a Test Period occurring after August 31, 2013, Funded Debt in respect of principal of the Senior Secured Notes shall be excluded from the calculation of the Debt Service Coverage Ratio so long as (i) obligations with respect to the Senior Secured Notes have not been accelerated and (ii) no default then exists under the Senior Secured Notes Indenture or related documentation the effect of which is to cause the Senior Secured Notes to become due prior to their stated maturity or to permit the holders thereof or the trustee therefor (with or without the giving of notice, the lapse of time, or both) to cause the Senior Secured Notes to become due prior to their stated maturity.
     “Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.
     “Defaulting Lender” shall mean, subject to Section 2.18(b), any Lender that, as determined by the Administrative Agent acting reasonably and in good faith, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, or has defaulted generally on its funding obligation under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Borrower or Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any applicable bankruptcy, insolvency, reorganization, moratorium, reorganization or other laws affecting the rights of creditors generally, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
     “Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to 90 days after the final maturity of the Senior Notes, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time prior to the 90 days after the final maturity of the Senior Notes, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations.
     “Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to its stockholders or authorized or made any other distribution, payment or delivery of property (other than common stock of such person) or cash to its stockholders as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock outstanding (or any options or warrants issued by such person with respect to its capital stock), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock of such person outstanding (or any options or warrants issued by such person with respect to its capital stock).
     “dollars” or “$” shall mean lawful money of the United States.
     “Domestic Subsidiary” shall mean any Wholly Owned Subsidiary of Borrower that is not a Foreign Subsidiary.
     “Earn Out Escrow” shall mean an escrow account and agreement pursuant to which Borrower escrows some portion of an Earn Out Obligation with an independent third party escrow agent.
     “Earn Out Obligation” shall mean those contingent obligations of Borrower incurred in favor of a seller (or other third party entitled thereto) under or with respect to any Permitted Acquisition.
     “Environment” shall mean ambient air, surface water and groundwater (including, without limitation, potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.
     “Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.
     “Environmental Law” shall mean any and all applicable present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.
     “Environmental Permit” shall mean any permit, license, approval, consent or other authorization required by or from a Governmental Authority under Environmental Law.
     “Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non voting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership (excluding Earn Out Obligations), whether outstanding on the Closing Date or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30 day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (g) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Plan which could reasonably be expected to result in the imposition of a lien or the posting of a bond or other security; and (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Company.

     “Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.
     “Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.
     “Event of Default” shall have the meaning assigned to such term in Article VIII.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Executive Order” shall have the meaning assigned to such term in Section 3.24(a).
     “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.15), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.14(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.14(a) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a Change in Law or regulation or interpretation thereof occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax).
     “Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure.
     “Fair Market Value” shall mean, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the Board of Directors of Borrower or a duly authorized committee thereof, as evidenced by a resolution of such Board of Directors or committee or an executive officer of the Borrower with responsibility for the applicable transaction.
     “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

     “Fee Letter” shall mean the confidential Fee Letter, dated September 28, 2010, among Borrower and Capital One, National Association.
     “Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees, the Fronting Fees and the Upfront Fee.
     “Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer or Controller of such person.
     “FIRREA” shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended.
     “Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.
     “Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.
     “Fronting Fees” shall have the meaning assigned to such term in Section 2.05(c).
     “Funded Debt” shall mean, with respect to any person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such person’s option under a revolving credit or similar agreement obligating the lender or lenders thereunder to extend credit or incur letter of credit obligations over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations and, without duplication, Contingent Obligations in respect of Funded Debt of other persons.
     “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.
     “Governmental Authority” shall mean any federal, state, local or foreign court, central bank or governmental agency, authority, instrumentality or regulatory body.
     “Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including, without limitation, any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.
     “Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.
     “Guarantees” shall mean the guarantees issued pursuant to Article VII by the Subsidiary Guarantors.
     “Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.
     “Hedging Agreement” shall mean any Interest Rate Agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
     “Immaterial Subsidiary” shall mean any Subsidiary that (i) does not own any Collateral, (ii) does not guaranty any obligations with respect to the Senior Notes, the Senior Secured Notes, or any refinancing of either of the foregoing, and (iii) owns net assets that have an aggregate Fair Market Value of less than 5% of Consolidated Tangible Assets of the Borrower as of the end of the previous fiscal quarter.
     “Increase Joinder” shall have the meaning assigned to such term in Section 2.17(a).
     “Increased Amount Date” shall have the meaning assigned to such term in Section 2.17(a).
     “Incremental Commitment” shall have the meaning assigned to such term in Section 2.17(a).
     “Incremental Lenders” shall have the meaning assigned to such term in Section 2.17(a).
     “Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued; (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed to the extent of the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (h) all obligations of such person in respect of Hedging Agreements to the extent required to be reflected on a balance sheet of such person; (i) all Attributable Indebtedness of such person; (j) all obligations for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations (other than contingent Earn Out Obligations) of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent that terms of such Indebtedness provide that such person is not liable therefor. The Indebtedness of any person shall not include ordinary course financings of insurance premiums consistent with the past practices of such person.
     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
     “Indemnitee” shall have the meaning assigned to such term in Section 11.03(b).
     “Information” shall have the meaning assigned to such term in Section 11.12.
     “Intellectual Property” shall have the meaning assigned to such term in Section 3.07(a).
     “Interest Election Request” shall mean a request by Borrower to convert or continue a Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit C.
     “Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last day of each March, June, September and December to occur during the period that such Loan is outstanding and the final maturity date of such Loan and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.
     “Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Interest Rate Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar agreement or arrangement.
     “Investments” shall have the meaning assigned to such term in Section 6.04.

     “Issuing Bank” shall mean Capital One, National Association, with respect to Letters of Credit issued by it, or any successor issuer of Letters of Credit hereunder.
     “Joinder Agreement” shall mean a joinder agreement with respect to the Security Agreement and the Guarantee substantially in the form of Annex I to the Security Agreement.
     “Landlord’s Agreement” shall mean the Landlord’s Agreement, substantially in the form of Exhibit D.
     “LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.16. The amount of the LC Commitment shall be $30.0 million, but in no event exceed the Commitment.
     “LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.
     “LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).
     “LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.16(b) and substantially in the form then utilized by the Issuing Bank, or such other form as shall be approved by the Administrative Agent and the Issuing Bank.
     “LC Sub Account” shall have the meaning assigned to such term in Section 9.01(d).
     “Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property. Notwithstanding the foregoing, the definition of Leases shall not include Capital Lease Obligations.
     “Lender Affiliate” shall mean with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such advisor.
     “Lenders” shall mean (a) the financial institutions that are signatory hereto and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance, in each case, other than any such financial institution that has ceased to be a party hereto pursuant to another Assignment and Acceptance (including any Incremental Lender).

     “Letter of Credit” shall mean any (i) Standby Letter of Credit and (ii) Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of Borrower or a Subsidiary pursuant to Section 2.16.
     “Letter of Credit Expiration Date” shall mean the date which is fifteen Business Days prior to the Maturity Date.
     “Leverage Ratio” shall mean, for (a) the measurement period ending September 30, 2010, the ratio of Consolidated Indebtedness less unrestricted cash as reflected on the most recent balance sheet of the Consolidated Companies to Consolidated EBITDA for the three-fiscal quarter period then ended multiplied by 4/3 and (b) any Test Period thereafter, the ratio of Consolidated Indebtedness less unrestricted cash as reflected on the most recent balance sheet of the Consolidated Companies to Consolidated EBITDA.
     “LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).
     “Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind, any other type of preferential arrangement in respect of such property or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, right of way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     “Liquidity” shall mean, as of any date of determination, the sum of (i) all unrestricted cash balances and Cash Equivalents of Borrower and its consolidated Subsidiaries as of such date and (ii) the amount by which the aggregate amount of the Commitments available to be borrowed without resulting in a Default then exceeds the aggregate principal amount of the total Exposure of all Lenders as of such date.
     “Loan Documents” shall mean this Agreement, the Letters of Credit, the Notes, the Security Documents, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16(k)(i)(C) and each Hedging Agreement entered into with any counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into, and solely for the purposes of Section 8.01(e) hereof, the Fee Letter.
     “Loan Parties” shall mean Borrower and the Subsidiary Guarantors.
     “Loan” shall mean a loan made by a Lender to Borrower pursuant to Section 2.01 (and shall include any Loans under the Incremental Commitments).
     “Margin Stock” shall have the meaning assigned to such term in Regulation U.
     “Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations or condition, financial or otherwise, of Borrower and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties to fully and timely perform their material obligations under any Loan Document; (c) material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agent under any Loan Document; or (d) a material adverse effect on the Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.
     “Material Loan Party” shall mean (i) the Borrower and (ii) any Subsidiary that (A) owns any Collateral or (B) owns net assets that have an aggregate Fair Market Value of greater than or equal to 5% of Consolidated Tangible Assets of the Borrower as of the end of the previous fiscal quarter.
     “Maturity Date” shall mean March 31, 2014.
     “Maximum Rate” shall have the meaning assigned to such term in Section 11.13.
     “Moody’s” shall have the meaning assigned to such term in the definition of “Cash Equivalents” in Section 1.01.
     “Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.
     “Net Cash Proceeds” shall mean, with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.
     “Non-Cash Interest Expense” shall mean, for any Test Period, all amounts included in Consolidated Interest Expense which will require no cash payment at any time prior to the Maturity Date.
     “Non-Guarantor Subsidiary” shall mean each Subsidiary that is not a Subsidiary Guarantor.
     “Notes” shall mean any notes evidencing the Loans issued pursuant to this Agreement, substantially in the form of Exhibit E.
     “Obligations” shall mean (a) obligations of Borrower and any and all of the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and any and all of the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and any and all of the other Loan Parties under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and each Loan Party under or pursuant to this Agreement and the other Loan Documents, (c) the due and punctual payment and performance of all obligations of Borrower and any and all of the other Loan Parties under each Hedging Agreement relating to Loans entered into with any counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into and (d) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to any Lender or any Affiliate of a Lender, the Administrative Agent or the Collateral Agent arising from treasury, depository and cash management services or in connection with any automated clearinghouse transfer of funds.
     “OFAC” shall have the meaning assigned to such term in Section 3.24(b).
     “Officers’ Certificate” shall mean a certificate executed by the Chairman of the Board (if an officer), the Chief Executive Officer, the President or a Financial Officer, in each case in his or her official (and not individual) capacity.
     “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made or required to be made under any Loan

Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
     “Participant” shall have the meaning assigned to such term in Section 11.04(e).
     “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
     “PCBs” shall have the meaning assigned to such term in the definition of “Hazardous Materials” in Section 1.01.
     “Permitted Acquisition” shall mean, with respect to Borrower or any Subsidiary Guarantor, any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any other person, or of any business or division of any other person; (b) acquisition of in excess of 50% of the Equity Interests of any other person, or otherwise causing any other person to become a subsidiary of such person; or (c) merger or consolidation or any other combination with any other person, if, at the time of, and after giving effect on a Pro Forma Basis to, such transaction or series of transactions, no Default then exists or would result therefrom, and
          (i) the Leverage Ratio as of the end of the most recent fiscal quarter for which financial statements are available was less than 4.0 to 1.0 and Liquidity is greater than $10.0 million; or
          (ii) the Leverage Ratio as of the end of the most recent fiscal quarter for which financial statements are available and as of the preceding fiscal quarter was in each case less than 4.0 to 1.0; or
          (iii) the following conditions are met:
     (A) after giving effect to such acquisition on a Pro Forma Basis, (1) Borrower shall be in compliance with all covenants set forth in Section 6.08 as of the most recent Test Period (assuming, for purposes of Section 6.08, that such acquisition, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for each of the financial covenants set forth in Section 6.08 ending on or prior to the date of such acquisition, had occurred on the first day of such relevant Test Period), (2) unless expressly approved by the Administrative Agent, Borrower shall have generated positive Consolidated EBITDA for the Test Period most recently ended prior to the date of consummation of such acquisition and (3) the relevant Borrower shall have cash on hand/working capital availability equal to or greater than $10.0 million;
     (B) no Company shall, in connection with any such acquisition, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, person or assets acquired, except to the extent permitted under Section 6.01 and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Company hereunder shall be paid in full or released as to the business, persons or assets being so acquired on or before the consummation of such acquisition;
     (C) the acquired person shall be engaged in a business of the same or similar type conducted by Borrower and the Subsidiaries on the Closing Date and the property acquired in connection with any such acquisition shall be made subject to the Lien of the Security Documents and shall be free and clear of any Liens, other than Permitted Liens;
     (D) the board of directors or other similar governing body of the acquired person shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);
     (E) all transactions in connection therewith shall be consummated in accordance with all applicable laws of all applicable Governmental Authorities;
     (F) at least 10 Business Days prior to the proposed date of consummation of the acquisition, Borrower shall have delivered to the Agents and the Lenders an Officers’ Certificate certifying that (1) such acquisition complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (2) such acquisition could not reasonably be expected to result in a Material Adverse Effect;
     (G) after giving effect to such transaction or series of transactions, Liquidity shall be at least $10.0 million; and
     (H) either (y) the Acquisition Consideration for such acquisition consists solely of Qualified Capital Stock of the Borrower or (z) the Acquisition Consideration for such acquisition shall not exceed 20% of Consolidated Net Worth as of the end of the most recent fiscal quarter for which financial statements have been delivered, plus the Available Acquisition Cash (defined below) at the time of such acquisition; provided that any Equity Interests constituting all or a portion of such Acquisition Consideration shall be Qualified Capital Stock; for the purposes of this clause (iii)(H), “Available Acquisition Cash” shall mean a dollar amount equal to the amount by which Borrower’s unrestricted cash as reflected on its most recent balance sheet exceeds $5.0 million.
     “Permitted Business” means the businesses engaged in by Borrower and its Subsidiaries on the Closing Date and businesses that are reasonably related thereto or reasonable extensions thereof.
     “Permitted Holder” shall mean Credit Suisse and its respective Affiliates.
     “Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

     “person” shall mean any natural person, corporation, business, trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof, in any case, whether acting in a personal, fiduciary or other capacity.
     “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including, without limitation, under Section 4069 of ERISA).
     “Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S X and otherwise reasonably satisfactory to the Administrative Agent.
     “Pro Rata Percentage” of any Lender at any time shall mean the percentage of the total Commitment represented by such Lender’s Commitment.
     “property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including, without limitation, all Real Property.
     “Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property or assets and any refinancing thereof; provided, however, that such Indebtedness is incurred within 90 days after such acquisition of such property by such person.
     “Qualified Capital Stock” of any person shall mean any capital stock of such person that is not Disqualified Capital Stock; provided that such capital stock shall not be deemed Qualified Capital Stock to the extent sold or owed to a Subsidiary of such person or financed, directly or indirectly, using funds (1) borrowed from such person or any Subsidiary of such person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such person or any Subsidiary of such person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Capital Stock refers to Qualified Capital Stock of Borrower.
     “Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
     “Receivables” shall have the meaning assigned to such term in the Security Agreement.
     “Register” shall have the meaning assigned to such term in Section 11.04(c).

     “Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.
     “Reimbursement Obligations” shall mean Borrower’s obligations under Section 2.16(e) to reimburse LC Disbursements.
     “Required Lenders” shall mean, at any time, Lenders having Loans, LC Exposure and unused Commitments representing more than 50% of the sum of all Loans outstanding, LC Exposure and unused Commitments at such time; provided, however, that if there are exactly two Lenders party hereto at such time, “Required Lenders” shall mean both such Lenders; provided, further, that the unused Commitment of, and the portion of the outstanding Loans and LC Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, ordinances, rules, regulations or similar statutes or case law.
     “Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.
     “Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof with responsibility for the administration of the obligations of such corporation in respect of this Agreement.
     “Restricted Subsidiary” shall have the meaning assigned to such term in the Senior Notes Indenture.

     “S&P” shall have the meaning assigned to such term in the definition of “Cash Equivalents” in Section 1.01.
     “Sarbanes Oxley Act” shall mean the United States Sarbanes Oxley Act of 2002, as from time to time in effect and all rules and regulations promulgated thereunder.
     “Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Issuing Bank, the Lenders and each party to a Hedging Agreement relating to the Loans if at the date of entering into such Hedging Agreement such person was a Lender or an Affiliate of a Lender and such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Section 8.02.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Security Agreement” shall mean the Security Agreement, dated of even date herewith, among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.
     “Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement delivered on the Closing Date or thereafter pursuant to Section 5.10.
     “Security Documents” shall mean the Security Agreement and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property, and all UCC or other financing statements or instruments of perfection required by this Agreement, any control agreement required by this Agreement, any security agreement to be filed with respect to the security interests in property created pursuant to the Security Agreement and any other document or instrument utilized to pledge as collateral for the Obligations any property of whatever kind or nature.
     “Senior Notes” shall mean $225,000,000 in aggregate principal amount of Borrower’s 7.125% senior fixed rate notes due 2016.
     “Senior Notes Indenture” shall mean the Indenture for the Senior Notes, dated as of April 12, 2006.
     “Senior Notes Issue Date” shall mean April 12, 2006.
     “Senior Secured Notes” shall mean $225,000,000 in aggregate principal amount of Borrower’s 11.625% senior secured fixed rate notes due August 2014.
     “Senior Secured Notes Indenture” shall mean the Indenture for the Senior Secured Notes, dated as of July 31, 2009.
     “Senior Secured Notes Issue Date” shall mean July 31, 2009.

     “Senior Secured Notes Security Agreement” shall mean the Security Agreement entered into on July 31, 2009 by Borrower and each of the guarantors party to the Senior Secured Notes Indenture, in favor of The Bank of New York Mellon Trust Company, N.A.
     “Standby Letter of Credit” shall mean any standby letter of credit or similar instrument issued for the purpose of supporting (a) workers’ compensation liabilities of Borrower or any of its Subsidiaries, (b) the obligations of third party insurers of Borrower or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers to obtain such letters of credit, or (c) performance, payment, deposit or surety obligations of Borrower or any of its Subsidiaries if required by law or governmental rule or regulation or in accordance with custom and practice in the industry.
     “Statutory Reserves” shall mean, for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurodollar liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.
     “subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent or a subsidiary of the parent or (b) the only general partners which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.
     “Subsidiary” shall mean any subsidiary of Borrower.
     “Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(a), and each other Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.10, other than a Foreign Subsidiary.
     “Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.
     “Tax Sharing Agreements” shall mean all tax sharing, tax allocation and other similar agreements entered into by Borrower or any Subsidiary.
     “Taxes” shall mean (i) any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges, whether computed on a separate,

consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing, and (ii) any transferee, successor, joint and several, contractual or other liability (including, without limitation, liability pursuant to Treasury Regulation § 1.1502 6 (or any similar provision of state, local or non-U.S. law)) in respect of any item described in clause (i).
     “Test Period” shall mean, at any time, the four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b).
     “Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Loan Documents, including (a) the execution and delivery of the Loan Documents and the initial borrowings hereunder and (b) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.
     “Trustee” shall mean The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee under the Senior Secured Notes Indenture, until a successor replaces it pursuant to the Senior Secured Notes Indenture, and thereafter shall mean the successor.
     “Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.
     “UCC” shall mean the Uniform Commercial Code as in effect in the applicable state or jurisdiction.
     “United States” or “U.S.” shall mean the United States of America.
     “Upfront Fee” shall have the meaning assigned to such term in Section 2.05(d).
     “Voting Stock” shall mean any class or classes of capital stock of Borrower pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of Borrower.
     “Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan” or e.g., an “ABR

Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing” or an “ABR Borrowing”).
     Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument of other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     Section 1.04 Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless agreed to by Borrower and the Required Lenders.
          (b) Changes in GAAP. If at any time any change in GAAP, or any application of GAAP on other than a consistent basis, would affect the computation of any financial ratio or requirements set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or manner of application (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to he computed in accordance with GAAP as in effect prior to such change therein and on a consistent basis and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or manner of application thereof.
ARTICLE II
THE CREDITS
     Section 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly to make Loans to Borrower, at any time and from time to time on or after the Closing Date until the earlier of the Business Day preceding the Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Exposure exceeding such Lender’s Commitment. Within the limits set forth in this Section 2.01 and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Loans.
     Section 2.02 Loans.
          (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1.0 million and not less than $1.0 million or (ii) equal to the remaining available balance of the applicable Commitments. The Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1.0 million and not less than $1.0 million or (ii) equal to the remaining available balance of the applicable Commitments.
          (b) Subject to Sections 2.10 and 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than seven Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
          (c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in Houston, Texas, as the Administrative Agent may designate not later than 2:00 p.m. (Houston, Texas time) and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
          (d) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
          (e) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
     Section 2.03 Borrowing Procedure. To request a Borrowing, Borrower shall deliver, by hand delivery or telecopy, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m. (Houston, Texas time) three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than noon (Houston, Texas time) on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
          (a) the aggregate amount of such Borrowing;
          (b) the date of such Borrowing, which shall be a Business Day;
          (c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; in the case of a
          (d) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02; and
          (e) that the conditions set forth in Sections 4.02(b)-(e) are satisfied as of the date of the notice.
     If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     Section 2.04 Evidence of Debt; Repayment of Loans.
          (a) Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the then unpaid principal amount of each Loan of such Lender on the Maturity Date.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.
          (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit E. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     Section 2.05 Fees.
          (a) Commitment Fee. Borrower shall pay to the Administrative Agent for the account of each Lender, for each day from and including the Closing Date through but excluding the date upon which the Commitments expire or are terminated, a commitment fee (a “Commitment Fee”) equal to the Applicable Fee per annum on the average daily unused amount of each Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans and LC Exposure of such Lender.
          (b) Administrative Agent Fees. Borrower shall pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fees”).

          (c) LC and Fronting Fees. Borrower shall pay (i) to the Administrative Agent for the account of each Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at the rate of 1.875% per annum on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. LC Participation Fees and Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (d) Upfront Fee. Borrower shall pay to the Administrative Agent for the ratable account of each Lender an upfront fee (an “Upfront Fee”) set forth in the Fee Letter payable in the amounts and at the time separately agreed upon between Borrower and the Administrative Agent.
          (e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay the Fronting Fees directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.
     Section 2.06 Interest on Loans.
          (a) Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.
          (b) Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.06. Further, upon the request of the Required Lenders, and thereafter while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.06.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.
     Section 2.07 Termination and Reduction of Commitments.
          (a) The Commitments shall automatically terminate on the Maturity Date and the LC Commitment shall automatically terminate on the date that is fifteen Business Days prior to the Maturity Date.
          (b) Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1.0 million and (ii) the Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the sum of the Exposures would exceed the aggregate amount of Commitments.
          (c) Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least thirty (30) days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may, subject to payment of any amounts owing pursuant to Section 2.12, be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
     Section 2.08 Interest Elections.
          (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time.
          (b) To make an election pursuant to this Section, Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and
          (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such

Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies Borrower, then, after the occurrence and during the continuance of such Event of Default (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     Section 2.09 Prepayments of Loans.
          (a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.09; provided that each partial prepayment shall be in an amount that is an integral multiple of $250,000 and not less than $1.0 million.
          (b) Loan Prepayments.
          (i) In the event of the termination of all the Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Borrowings and replace all outstanding Letters of Credit and/or deposit an amount equal to the LC Exposure in the LC Sub Account.
          (ii) In the event of any partial reduction of the Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Lenders of the sum of the Exposures after giving effect thereto and (y) if the sum of the Exposures would exceed the aggregate amount of Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Borrowings, and second, replace or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.16(i), in an amount sufficient to eliminate such excess.
          (iii) In the event that the sum of all Lenders’ Exposures exceeds the Commitments then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Borrowings, and second, replace or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.16(i) in an amount to eliminate such excess.
          (iv) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrower shall, without notice or demand, immediately replace or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.16(i) in an amount to eliminate such excess.
     Optional prepayments of Loans pursuant to this Section 2.09 shall be applied first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans, as applicable. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.09 shall be in excess of the amount of the ABR Loans at the time outstanding, only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the balance of such required prepayment shall be either (A) deposited in the Collateral Account and applied to the prepayment of Eurodollar Loans on the last day of the then next expiring Interest Period for Eurodollar Loans (with all interest accruing thereon for the account of Borrower) or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.12. Notwithstanding any such deposit in the Collateral Account, interest shall continue to accrue on such Loans until prepayment.
          (c) Notice of Prepayment. Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 10:00 a.m. (Houston, Texas time) three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m. (Houston, Texas time) one Business Day before the date of prepayment. Each such notice shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may, subject to payment of any amounts owing pursuant to Section 2.12, be revoked if such termination is revoked in accordance with Section 2.07(c). Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a prepayment other than an optional prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.
     Section 2.10 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

     Section 2.11 Increased Costs.
          (a) If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank; or
          (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall not begin earlier than the date of effectiveness of the Change in Law.
     Section 2.12 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.15, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     Section 2.13 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
          (a) Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.11, 2.12 or 2.14, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m. (Houston, Texas time) on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 5718 Westheimer, Suite 600, Houston, Texas 77057, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.11, 2.12, 2.14 and 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.
          (c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.13(d), 2.16(d) or 11.03(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     Section 2.14 Taxes.
          (a) Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction or withholding for any and all Indemnified Taxes; provided that if Borrower shall be required by law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrower shall make such deductions or withholdings and (iii) Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate. Each Foreign Lender either (1) (i) agrees to furnish either U.S. Internal Revenue Service Form W 8ECI or U.S. Internal Revenue Service Form W 8BEN (or successor form) and (ii) agrees (for the benefit of Borrower and the Administrative Agent), to the extent it may lawfully do so at such times, upon reasonable request by Borrower or the Administrative Agent, to provide a new Form W 8ECI or Form W 8BEN (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder or (2) in the case of any such Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) agrees to furnish either (a) a “Non Bank Certificate” in a form acceptable to the Administrative Agent and Borrower and two accurate and complete original signed copies of Internal Revenue Service Form W 8BEN (or successor form) or (b) an Internal Revenue Form W 8ECI (or successor form), certifying (in each case) to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder and (ii) agrees (for the benefit of Borrower and the Administrative Agent) to the extent it may lawfully do so at such times, upon reasonable request by Borrower or the Administrative Agent, to provide a new Form W 8BEN or W 8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder.
          (f) If the Administrative Agent or a Lender (or an assignee) determines in its reasonable discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.14 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out of pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that Borrower, upon the request of the Administrative Agent or such Lender (or assignee), agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) in the event the Administrative Agent or such Lender (or assignee) is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.14(f) shall require the Administrative Agent or any Lender (or assignee) to make available its tax returns or any other information which it deems confidential to Borrower or any other person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrower the payment of which would place such Lender in a less favorable net after tax position than such Lender would have been in had the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes never been paid in the first place.

     Section 2.15 Mitigation Obligations; Replacement of Lenders.
          (a) Mitigation of Obligations. If any Lender requests compensation under Section 2.11, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender becomes a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all of its interests, rights and obligations under this Agreement to an assignee selected by Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
     Section 2.16 Letters of Credit.
          (a) General. Subject to the terms and conditions set forth herein, Borrower may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit for its own account or the account of a Subsidiary in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. The Issuing Bank shall have no obligation to issue, and Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the total Exposure would exceed the total Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by

Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
          (b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) an LC Request to the Issuing Bank and the Administrative Agent not later than 10:00 a.m. (Houston, Texas time) on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).
     A request for an initial issuance of a Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank:
          (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);
          (ii) the amount thereof;
          (iii) the expiry date thereof (which shall not be later than the close of business 15 days prior to the Maturity Date);
          (iv) the name and address of the beneficiary thereof;
          (v) whether the Letter of Credit is to be issued for its own account or for the account of a Subsidiary;
          (vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;
          (vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and
          (viii) such other matters as the Issuing Bank may reasonably require.
     A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank:
          (i) the Letter of Credit to be amended, renewed or extended;
          (ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);
          (iii) the nature of the proposed amendment, renewal or extension; and
          (iv) such other matters as the Issuing Bank may reasonably require.

     If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $30.0 million and (ii) the total Exposures shall not exceed the total Commitments. Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000, in the case of a Commercial Letter of Credit, or $500,000, in the case of a Standby Letter of Credit.
          (c) Expiration Date.
          (i) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) in the case of a Standby Letter of Credit, (1) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (2) the Letter of Credit Expiration Date and (y) in the case of a Commercial Letter of Credit, (1) the date that is 180 days after the date of issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, 180 days after such renewal or extension) and (2) the Letter of Credit Expiration Date.
          (ii) If Borrower so requests in any Letter of Credit Request, then the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (x) one year from the date of such renewal and (y) the Letter of Credit Expiration Date; provided that the Issuing Bank shall not permit any such renewal if (1) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.16 or otherwise), or (2) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph, (A) from the Administrative Agent that any Lender directly affected thereby has elected not to permit such renewal or (B) from the Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.01 is not then satisfied.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 2:00 p.m. (Houston, Texas time) on the date that such LC Disbursement is made, if Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m. (Houston, Texas time) on such date, or, if such notice has not been received by Borrower prior to such time, on such date, then not later than 1:00 p.m. (Houston, Texas time) on the Business Day immediately following the day that Borrower receives such notice; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing.
     If Borrower fails to make such payment when due, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Lender’s Pro Rata Percentage thereof. Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent on such date (or, if such Lender shall have received such notice later than 11:00 a.m. (Houston, Texas time) on any day, not later than 10:00 a.m. (Houston, Texas time) on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02 with respect to Loans made by such Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to the above paragraph prior to the time that any Lender makes any payment pursuant to the preceding sentence; any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the Issuing Bank, as appropriate.
     If any Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of such Lender and Borrower severally agrees to pay interest on such amount, for each day from including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrower, the rate per annum set forth in Section 2.16(h) and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.
          (f) Obligations Absolute. The Reimbursement Obligation of Borrower as provided in Section 2.16(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.16, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default or Event of Default shall have occurred and be continuing; and (vi) any adverse change in the business, assets, property, results of operations, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries. None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to the Issuing Bank and the Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.16(e)).
          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum set forth in Section 2.06(c). Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit in the LC Sub Account, in the name of the Collateral Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in clause (g) or (h) of Article VIII. Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent and at the risk and expense of Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than two thirds of the total LC Exposure), be applied to satisfy other Obligations of Borrower under this Agreement. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits on such amounts (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived. If Borrower is required to provide an amount of such collateral hereunder pursuant to Section 2.09(b), such amount plus any accrued interest or realized profits on account of such amount (to the extent not applied as aforesaid) shall be returned to Borrower as and to the extent that, after giving effect to such return, Borrower would remain in compliance with Section 2.09(b) and no Default or Event of Default shall have occurred and be continuing.

          (j) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and Borrower. The Issuing Bank may be replaced at any time by written agreement among Borrower, each Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such additional or any previous Issuing Bank, or to such successor or such additional and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.
          (k) Additional Conditions to Issuance. (i) The Issuing Bank shall be under no obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank; or
     (C) any Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of cash collateral, satisfactory to the Issuing Bank (in its sole discretion) with the Borrower or such Lender.
          (ii) The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such

Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     Section 2.17 Increase in Commitments.
          (a) At any time on or before March 31, 2013, Borrower may by written notice to the Administrative Agent and without the consent of the other Lenders hereunder request increases to the existing Commitments (any such increase, an “Incremental Commitment”). Each Incremental Commitment shall be in a minimum amount of at least $5.0 million and the aggregate amount of all Incremental Commitments shall not exceed $20.0 million. Such notice shall specify the date (an “Increased Amount Date”) on which Borrower proposes that the Incremental Commitments be made available, which shall be a date not less than 5 Business Days after the date on which such notice is delivered to the Administrative Agent, and the amount of the Incremental Commitments. The Administrative Agent shall notify Borrower in writing of the identity of each Lender or other financial institution reasonably acceptable to the Administrative Agent and the Borrower (each, an “Incremental Lender”) to whom the Incremental Commitments have been allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment. Such Incremental Commitments shall become effective as of such Increased Amount Date; provided that (1) such Incremental Commitment will constitute permitted debt and the liens securing the same will constitute permitted liens, in each case, under the Senior Notes Indenture, the Senior Secured Notes Indenture, and the Senior Secured Notes Security Agreement, (2) no Default or Event of Default has occurred and is continuing or would result after giving effect to the making of such Incremental Commitments and Loans or the application of the proceeds therefrom, and the chief financial officer of the Borrower shall have delivered a certificate, in form and substance satisfactory to Administrative Agent, with respect to items (1) and (2) herein, and (3) such increase in the Commitments shall be evidenced by one or more joinder agreements (the “Increase Joinder”) executed by Borrower, the Administrative Agent and each Lender making such Incremental Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.17, and each shall be recorded in the register, each of which shall be subject to the requirements set forth in Section 2.14(e). All terms and conditions of any Loans or other Obligations relating to Incremental Commitments shall be on the same terms and conditions as those applicable to Commitments, Loans and other Obligations under this Agreement. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Loans shall be deemed, unless the context otherwise requires, to include references to Loans made pursuant to Incremental Commitments made pursuant to this Agreement.
          (b) On any Increased Amount Date on which Incremental Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Lenders shall assign to each of the Incremental Lenders, and each of the Incremental Lenders shall purchase from each of the existing Lenders, at the principal amount thereof, such interests in the outstanding Loans and participations in Letters of Credit outstanding on such Increased Amount Date that will result in, after giving effect to all such assignments and purchases, such

Loans and participations in Letters of Credit being held by existing Lenders and Incremental Lenders ratably in accordance with their Commitments after giving effect to the addition of such Incremental Commitments to the Commitments, (ii) each Incremental Commitment shall be deemed for all purposes a Commitment and each Loan made thereunder shall be deemed, for all purposes, a Loan and have the same terms as any existing Loan and (iii) each Incremental Lender shall become a Lender with respect to the Commitments and all matters relating thereto. Borrower shall make any payments required pursuant to Section 2.12 in connection with any adjustment of Loans pursuant to this Section 2.17(b). Assignments made to effect this Section 2.17(b) shall be made in accordance with Section 11.04.
          (c) The Administrative Agent shall notify the Lenders promptly upon receipt of Borrower’s notice of an Increased Amount Date and, in respect thereof, the Incremental Commitments and the Incremental Lenders.
     Section 2.18 Defaulting Lenders.
          (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
          (i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in Section 11.02.
          (ii) Certain Fees. Such Defaulting Lender shall not be entitled to receive any Commitment Fees pursuant to Section 2.05(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).
          (b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

          (c) Replacement of Defaulting Lenders. If any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to be replaced in accordance with Section 2.15.
          (d) The Administrative Agent shall promptly notify the Borrower, the Issuing Bank and the Lenders of any determination that a Lender has become a Defaulting Lender.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders that:
     Section 3.01 Organization; Powers. Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     Section 3.03 Governmental Approvals; No Conflicts. Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) consents, approvals, registrations, filings or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the charter, by laws or other organizational documents of any Company or any order of any Governmental Authority, (c) will not violate, result in a default or require any consent or approval under any applicable law or regulation, indenture, agreement or other instrument binding upon any Company or its assets, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created under the Loan Documents and Permitted Liens.

     Section 3.04 Financial Statements. Borrower has heretofore furnished to the Lenders (i) the consolidated balance sheets as of December 31, 2007, 2008, and 2009 and related statements of income, stockholders’ equity and cash flows of Borrower as of and for the fiscal years ended December 31, 2007, 2008 and 2009 audited by and accompanied by the opinion of KPMG LLP, independent public accountants and (ii) the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower as of and for the latest twelve-month and six-month periods ended June 30, 2010, in each case, certified by the Chief Financial Officer of Borrower. Such financial statements (and all financial statements delivered pursuant to Section 5.01) have been prepared in accordance with GAAP consistently applied and present fairly and accurately the financial condition and results of operations and cash flows of Borrower as of such dates and for such periods. Except as set forth in such financial statements (and all financial statements delivered pursuant to Section 5.01), there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents.
     Section 3.05 No Claims. Each Company owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to each Company’s business as currently conducted. The use by each Company of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which would not, individually or in the aggregate, result in a Material Adverse Effect. No claim has been made and remains outstanding that any Company’s use of any Collateral does or may violate the rights of any third person that would individually, or in the aggregate, have a Material Adverse Effect.
     Section 3.06 Properties.
          (a) Each Company has good title to, or valid leasehold interests in, all its property material to its business, except for minor irregularities or deficiencies in title that, individually or in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. Title to all such property held by such Company is free and clear of all Liens except for Permitted Liens. The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) (except to the extent that the failure to be in such condition could not reasonably be expected to result in a Material Adverse Effect) and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.
     Section 3.07 Intellectual Property.
          (a) Ownership/No Claims. Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, nor does any Loan Party know of any valid basis for any such claim. The use of such Intellectual Property by each Loan Party does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          (b) Registrations. Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, on and as of the date hereof (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any Copyright, Patent or Trademark (as such terms are defined in the Security Agreement) and (ii) all registrations with regard to the foregoing are valid and in full force and effect, except for such lack of rights or failures to register that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 3.08 Condition and Maintenance of Equipment. Except to the extent that the failure to be so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the equipment of each Company is in good repair, working order and condition, reasonable wear and tear excepted. Each Company shall cause the equipment to be maintained and preserved in good repair, working order and condition, reasonable wear and tear excepted, and shall as quickly as commercially practicable make or cause to be made all repairs, replacements and other improvements which are necessary or appropriate in the conduct of each Company’s ordinary course of business.
     Section 3.09 Equity Interests and Subsidiaries.
          (a) Schedule 3.09(a) sets forth a list of all the Subsidiaries and their jurisdiction of organization as of the Closing Date. All Equity Interests of each Company are duly and validly issued and are fully paid and nonassessable and (other than shares of Borrower) are owned by Borrower, directly or indirectly, through Wholly Owned Subsidiaries.
          (b) An accurate organization chart, showing the ownership structure of Borrower and each Subsidiary on the Closing Date, and after giving effect to the Transaction, is set forth on Schedule 3.09(b).
     Section 3.10 Litigation; Compliance with Laws. (a) There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          (b) Except for matters covered by Section 3.20, no Company or any of its property is in violation of, nor will the continued operation of their property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Real Property or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.
     Section 3.11 Agreements.
          (a) No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (b) No Company is in default in any manner under any provision of (i) the Senior Notes Indenture, (ii) the Senior Secured Notes Indenture or Senior Secured Notes Security Agreement, or (iii) any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.
     Section 3.12 Federal Reserve Regulations.
          (a) No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
          (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.
     Section 3.13 Investment Company Act. No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
     Section 3.14 Use of Proceeds. Borrower will use the proceeds of the Loans for working capital and general corporate purposes (including to effect Permitted Acquisitions).
     Section 3.15 Taxes. Each Company has (a) timely filed or caused to be timely filed all federal Tax Returns and all material, state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid or caused to be duly and timely paid all Taxes (whether or not shown on any Tax Return) due and payable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and for which such Company shall have set aside on its books adequate reserves in accordance with GAAP or (ii) which could not, individually or in the aggregate, have a Material Adverse Effect. Each Company has made adequate provision in accordance with GAAP for all material Taxes not yet due and payable. Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

     Section 3.16 No Material Misstatement. No information, report, financial statement, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain, any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were, are or will be made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.
     Section 3.17 Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.
     Section 3.18 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of each Material Loan Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Material Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Material Loan Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Material Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date. As of the Closing Date, the only Material Loan Parties are the Borrower, Basic Marine Services, Inc., and Taylor Industries, LLC.
     Section 3.19 Employee Benefit Plans. Each Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Company or any of its ERISA Affiliates or the imposition of a Lien on any of the assets of a Company. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5.0 million the fair market value of the assets of all such underfunded Plans. Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.
     Section 3.20 Environmental Matters.
          (a) Except as set forth in this Schedule 3.20 and except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
          (1) The Companies and their businesses, operations and Real Property are and in the last six years have been in compliance with, and the Companies have no liability under, Environmental Law;
          (2) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their assets, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next five years;
          (3) There has been no Release or threatened Release of Hazardous Material on, at, under or from any real property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability by the Companies under Environmental Law;
          (4) There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the real property currently or formerly owned, leased or operated by the Companies or relating to the operations of the Companies, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim; and
          (5) No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.
          (b) Except as set forth in Schedule 3.20:
          (1) No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and no

Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;
          (2) No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no real property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including, without limitation, any such list relating to petroleum;
          (3) No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or assets of the Companies;
          (4) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law; and
          (5) The Companies have made available to Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law including, without limitation, those concerning the existence of Hazardous Material at real property or facilities currently or formerly owned, operated, leased or used by the Companies, in each case where any such records or files reflect or relate to any non-compliance or liability that individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
     Section 3.21 Insurance. Schedule 3.21 sets forth a true, complete and correct description of all insurance maintained by each Company as of the Closing Date. As of each such date, such insurance is in full force and effect and all premiums have been duly paid. Each Company has insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.
     Section 3.22 Security Documents. The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 3.3 to the Security Agreement and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Lien created by the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
          (a) When the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Lien created by such Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral (as defined in such Security Agreement), in each case subject to no Liens other than Permitted Liens.
          (b) Each Security Document delivered pursuant to Sections 5.10 and 5.11 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, such Security Document will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.
     Section 3.23 No Material Adverse Effect. Since December 31, 2009, there has been no event, change or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.
     Section 3.24 Anti-Terrorism Law.
          (a) No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
          (b) No Loan Party and to the actual knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:
          (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
          (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
          (iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

          (iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
          (v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
          (c) No Loan Party and, to the actual knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
ARTICLE IV
CONDITIONS TO CREDIT EXTENSIONS
     Section 4.01 Conditions to Initial Credit Extension. The obligation of each Lender and the Issuing Bank to make the initial Credit Extension shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.
          (a) Loan Documents. All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent and there shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents, including this Agreement and the Security Agreement, each Note, and each other applicable Loan Document.
          (b) Corporate Documents. The Administrative Agent shall have received:
          (i) a certificate of the Secretary or Assistant Secretary or general partner of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the certificate or articles of incorporation or other constitutive documents, including all amendments thereto, (B) that attached thereto is a true and complete copy of the by laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate in this clause (i));
          (ii) a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; and
          (iii) such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.
          (c) Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the Chief Executive Officer or the Chief Financial Officer of Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b), (c), (d) and (e) of Section 4.02.
          (d) The Lenders shall be satisfied with the capitalization, the terms and conditions of any equity arrangements and the corporate or other organizational structure of the Companies. The Lenders shall be satisfied that Borrower and its subsidiaries have adequate working capital and capital expenditure funds and availability.
          (e) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agent and the Issuing Bank, a favorable written opinion of Andrews Kurth LLP, special counsel for the Loan Parties, in form and substance acceptable to the Administrative Agent and the Lenders.
          (f) Solvency Certificate and Transaction Structure.
          (i) The Original Lenders shall have received all other reports and opinions of appraisers, consultants or other advisors retained by it to review the business, operation or condition of Borrower and its Subsidiaries giving effect to the Transactions, and shall be satisfied with such reports and opinions.
          (ii) The Administrative Agent shall have received a solvency certificate in form and substance acceptable to the Administrative Agent and the Lenders, dated the Closing Date and signed by the Chief Financial Officer of Borrower and an equivalent officer for each other Material Loan Party.
          (iii) The Lenders shall have reviewed, and be satisfied with, the ownership, corporate, legal, tax, management and capital structure of Borrower and its Subsidiaries (after giving effect to the Transactions) and any securities issued, and any indemnities, employment and other arrangements entered into, in connection with the Transactions.
          (g) Requirements of Law. The Lenders shall be satisfied that the Transactions shall be in full compliance with all material Requirements of Law, including without limitation Regulations T, U and X of the Board. The Lenders shall have received satisfactory evidence of compliance with all applicable Requirements of Law, including all applicable environmental laws and regulations.

          (h) Consents. The Lenders shall be satisfied that all requisite Governmental Authorities and third parties shall have approved or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.
          (i) Litigation. There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could materially and adversely affect the ability of Borrower and the Subsidiaries to fully and timely perform their respective obligations under the Transaction Documents, or the ability of the parties to consummate the financings contemplated hereby or the other Transactions.
          (j) Fees. The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses (including the legal fees and expenses of Bracewell & Giuliani LLP, special counsel to the Agents, and the fees and expenses of any local counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.
          (k) Personal Property Requirements. The Collateral Agent shall have received:
          (i) UCC financing statements in appropriate form for filing under the UCC and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents;
          (ii) certified copies of UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any property of any Loan Party is located and the state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than those relating to Liens acceptable to the Collateral Agent);
          (iii) evidence acceptable to the Collateral Agent of payment by the Loan Parties (or acceptable arrangements therefor) of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents; and
          (iv) evidence acceptable to the Collateral Agent that notice has been provided by the Borrower to the Trustee pursuant to Section 6.06 of the Senior Secured Notes Security Agreement, in form and substance acceptable to the Administrative Agent.

          (l) Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, in form and substance satisfactory to the Administrative Agent.
          (m) Money Market Account. The Borrower shall have established a money market account with the Administrative Agent with an initial deposit of not less than $25.0 million.
     Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender and the Issuing Bank to make any Credit Extension shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.
          (a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.16(b).
          (b) No Default. Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after such Credit Extension, no Default shall have occurred and be continuing on such date or after giving effect to the Credit Extension requested to be made on such date.
          (c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
          (d) No Material Adverse Effect. There has been no event, condition and/or contingency that has had or is reasonably likely to have a Material Adverse Effect.
          (e) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.
     Each of the delivery of a Borrowing Request or notice requesting the issuance, amendment, extension or renewal of a Letter of Credit and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in this Section 4.02 have been satisfied. Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.08) as the Administrative Agent may reasonably request to confirm that the conditions in this Section 4.02 have been satisfied.
ARTICLE V
AFFIRMATIVE COVENANTS
     Each Loan Party covenants and agrees with each Lender that so long as this Agreement shall remain in effect (except for provisions which by their terms survive termination, such as indemnification provisions) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired or been fully cash collateralized and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:
     Section 5.01 Financial Statements, Reports, etc. Borrower will furnish to the Administrative Agent and each Lender:
          (a) Annual Reports. Within 120 days after the end of each fiscal year, (i) the consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, and notes thereto, all prepared in accordance with Regulation S-X under the Securities Act and accompanied by an opinion of KPMG LLP or other independent public accountants of recognized national standing satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations, cash flows and changes in stockholders’ equity of the Consolidated Companies as of the end of and for such fiscal year in accordance with GAAP consistently applied, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth, on a consolidated basis, the financial condition, results of operations and cash flows of the Consolidated Companies as of the end of and for such fiscal year, as compared to the Consolidated Companies’ budgeted financial conditions, results of operations and cash flows, and (iii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to the previous fiscal year;
          (b) Quarterly Reports. Within 45 days after the end of each of the first three fiscal quarters of each fiscal year, (i) the consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, all prepared in accordance with Regulation S-X under the Securities Act and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Consolidated Companies as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) if this Section, subject to normal year end audit adjustments, and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year;
          (c) Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under paragraph (a) or (b) above, a Compliance Certificate of a Financial Officer certifying that no Default has occurred and is continuing or, if such a Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; (ii) concurrently with any delivery of financial statements under subparagraph (a) or (b) above, a certificate of a Financial Officer setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.08; and (iii) in the case of paragraph (a) above, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Borrower and its Subsidiaries, which audit was conducted in accordance with GAAP, such accounting firm obtained no knowledge that any Default has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;
          (d) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;
          (e) Management Letters. Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;
          (f) Budgets. No later than 90 days after the end of each fiscal year of Borrower and its Subsidiaries, a budget in form consistent with the historical practice of the Borrower or such other form or is reasonably satisfactory to the Administrative Agent (including budgeted statements of income, balance sheets and statements of cash flow of the Consolidated Companies) for each fiscal quarter of such fiscal year prepared in detail and on a consolidated basis, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Borrower to the effect that such assumptions are reasonable;
          (g) Annual Meetings with Lenders. Within 120 days after the close of each fiscal year of Borrower shall, at the request of the Administrative Agent or Required Lenders, hold a meeting (at a mutually agreeable location and time) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies; and

          (h) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
     Section 5.02 Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice of the following:
          (a) (i) any Default or (ii) any default or event of default (however defined) under the Senior Notes Indenture, the Senior Secured Notes Indenture, or the Senior Secured Notes Security Agreement;
          (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;
          (c) any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect;
          (d) (i) the incurrence of any material Lien (other than Permitted Liens) on, or claim asserted against any of the Collateral or (ii) the occurrence of any other event which could materially affect the value of the Collateral.
     Section 5.03 Existence; Businesses and Properties.
          (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its and its Subsidiaries legal existence, except as otherwise expressly permitted under Section 6.05 except, in the case of any Subsidiary where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Leases except where the failure to pay and perform, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Loan Documents; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted in the ordinary course at all times; provided that nothing in this Section 5.03(b) shall prevent (i) sales of assets, consolidations or mergers by or involving any Company in accordance with Section 6.05; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business.
     Section 5.04 Insurance.
          (a) Maintain insurance with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and co-insurance provisions, as are customary with companies in the same or similar businesses operating in the same or similar locations, including property and casualty loss, workers’ compensation and interruption of business insurance; and maintain such other insurance as may be required by law.
          (b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as mortgagee (in the case of property insurance with respect to the Collateral) or additional insured (in the case of liability insurance) or loss payee (in the case of casualty insurance with respect to the Collateral), as applicable, (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause.
          (c) Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.
          (d) Deliver to the Administrative Agent and the Collateral Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request.
     Section 5.05 Obligations and Taxes.
          (a) Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings properly instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien.
          (b) Timely and correctly file all material Tax Returns required to be filed by it.
     Section 5.06 Employee Benefits. Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 10 days after any Responsible Officer of the Companies or their ERISA Affiliates or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event, could reasonably be expected to result in a Material Adverse Effect, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request.
     Section 5.07 Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each Company will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of such Company at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of any Company with the officers thereof and, after reasonable notice to such Company, the independent accountants therefor; provided, however, that when an Event of Default exists, the Administrative Agent and any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. Without limiting the foregoing, each Company will permit any representatives designated by the Administrative Agent or any Lender, from time to time, during reasonable business hours upon reasonable notice, to conduct field exams (no more than two times during any calendar year) and/or appraisals of its assets; provided, however, that when an Event of Default exists, the Administrative Agent and any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
     Section 5.08 Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in Section 3.14.

     Section 5.09 Compliance with Environmental Laws; Environmental Reports.
          (a) Except to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct any Response in accordance with Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
          (b) If a Default caused by reason of a breach of Section 3.20 or Section 5.09(a) shall have occurred and be continuing for more than 20 days without the Companies commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including where appropriate, any soil and/or groundwater sampling, prepared by an environmental consulting firm and in the form and substance reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.
     Section 5.10 Additional Collateral; Additional Guarantors.
          (a) Subject to this Section 5.10, with respect to any property acquired on or after the date hereof by Borrower or any other Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject (but, in any event, excluding any property described in paragraph (b) of this subsection) promptly (and in any event within 30 days after the acquisition thereof: (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after acquired properties or assets.
          (b) With respect to any person that is or becomes a Wholly Owned Subsidiary (other than any Non Guarantor Subsidiary, any Foreign Subsidiary that is not a direct Subsidiary of a Loan Party or any Immaterial Subsidiary), including any Subsidiary that ceases to be an Immaterial Subsidiary, promptly (and in any event within 30 days after such person becomes a

Subsidiary provided that with respect to any Foreign Subsidiary of Borrower, in no event shall more than 66% of the Equity Interests of any Foreign Subsidiary be subject to any Lien or pledged under any Security Document), together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of such Subsidiary or ceases to be an Immaterial Subsidiary) cause such new Subsidiary (other than any Non Guarantor Subsidiary, any Foreign Subsidiary or any Immaterial Subsidiary) (A) to execute a Joinder Agreement, and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.
          (c) If, as of the end of any fiscal quarter, any Wholly Owned Subsidiaries that were not previously required to be Subsidiary Guarantors pursuant to Section 6.11 or this Section 5.10 collectively own net assets that have an aggregate Fair Market Value equal to or greater than 5% of the Borrower’s Consolidated Tangible Assets, then the Borrower shall cause one or more of such Subsidiaries to execute a Joinder Agreement(s) such that after giving effect thereto, the total net assets owned by all such remaining Non-Guarantor Subsidiaries will have an aggregate Fair Market Value of less than 5% of the Consolidated Tangible Assets of the Borrower.
     Section 5.11 Security Interests; Further Assurances. Promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby superior to and prior to the rights of all third persons and subject to no other Liens except as permitted by the applicable Security Document, or obtain any consents, including, without limitation, landlord or similar lien waivers and consents, as may be necessary or appropriate in connection therewith. Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent, the Collateral Agent or the Lenders of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or the Lenders may be so required to obtain.

     Section 5.12 Information Regarding Collateral.
          (a) Furnish to the Administrative Agent and the Collateral Agent prompt written notice of any change (i) in any Loan Party’s corporate name (ii) in any Loan Party’s identity or corporate structure, (iii) in any Loan Party’s Federal Taxpayer Identification Number or (iv) in any Loan Party’s jurisdiction of organization. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Borrower also agrees promptly to notify the Administrative Agent and the Collateral Agent if any material portion of (y) the Collateral or (z) its property is subject to a Casualty Event.
     Section 5.13 Agreements with Respect to Deposit Accounts.
          (a) On or before December 28, 2010, transfer funds from deposit and/or treasury accounts comprising at least 10% of the funds then held in the Loan Parties’ deposit and/or treasury accounts to deposit and/or treasury accounts established with Capital One, National Association; provided that the maintenance and similar fees charged by Capital One, National Association, with respect to such accounts do not exceed the maintenance and similar fees charged by the depository institution(s) with which the Company’s deposit and/or treasury accounts are currently maintained. Thereafter, the Loan Parties shall maintain deposit and/or treasury accounts with Capital One, National Association, containing at least 10% of the funds at any time held in the Loan Parties’ deposit and/or treasury accounts; provided that the maintenance and similar fees charged by Capital One, National Association, with respect to such accounts do not exceed the maintenance and similar fees charged by the depository institution(s) with which the Company’s other deposit and/or treasury accounts are then held. The determination of whether fees charged by Capital One, National Association, exceed those charged by other applicable depository institutions shall be made on an overall basis for all such fees, and not on the basis of any single fee.
          (b) The Borrower shall maintain a balance of at least $25.0 million in the money market account established pursuant to Section 4.01(m).
          (c) The Loan Parties shall use commercially reasonable efforts to cause proceeds of Receivables to be paid to and deposited in deposit accounts subject to control agreements in favor of the Administrative Agent or maintained with a Lender.
     Section 5.14 Post-Closing. On or before the applicable delivery date set forth below, deliver, or cause to be delivered, the items set forth below, each in form and substance reasonably satisfactory to the Agents and, if applicable, fully executed:
          (a) On or before October 13, 2010, a deposit account control agreement with respect to each deposit account listed on Schedule 4.6 of the Security Agreement;
          (b) On or before October 28, 2010, endorsements of, or other amendments to, the certificate of insurance provided pursuant to Section 4.01(l) to include a “standard” lender’s loss payable endorsement and to name the Collateral Agent as additional insured with regard to the Collateral;

          (c) On or before October 28, 2010, evidence of termination of the financing statements set forth on Schedule 6.02(c) naming Wells Fargo Bank, N.A. as secured party; and
          (d) On or before October 28, 2010, a Landlord’s Agreement with respect to each Real Property set forth on Schedule 5.14(d).
ARTICLE VI
NEGATIVE COVENANTS
     Each Loan Party covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (except for provisions which by their terms survive termination, such as indemnification provisions) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired or been fully cash collateralized and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries to:
     Section 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:
          (a) Indebtedness incurred pursuant to this Agreement and the other Loan Documents;
          (b) (i) Indebtedness actually outstanding on the Closing Date and listed on Schedule 6.01(b) or (ii) refinancings or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced and provided further that the Indebtedness listed on Schedule 6.01(b) owing to UBS AG Stamford Branch shall not be permitted to remain in existence after December 31, 2010 and such Indebtedness may not be refinanced or renewed;
          (c) Indebtedness of any Company under such non-speculative Interest Rate Agreements which may be entered into from time to time by any Company and which such Company in good faith believes will provide benefits or protection with respect to Indebtedness then outstanding, and permitted to remain outstanding, pursuant to the other provisions of this Section 6.01;
          (d) Indebtedness under Hedging Agreements (other than Interest Rate Agreements) entered into from time to time by any Company in accordance with Section 6.04(c);
          (e) intercompany Indebtedness of the Companies outstanding to the extent permitted by Sections 6.04(d) and (h);

          (f) Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations and refinancings or renewals thereof, in an aggregate amount not to exceed the greater of (i) $50.0 million or (ii) 15% of Consolidated Tangible Assets at any time outstanding;
          (g) Indebtedness in respect of workers’ compensation claims, self insurance obligations, performance bonds, surety appeal or similar bonds and completion guarantees provided by a Company in the ordinary course of its business;
          (h) Indebtedness in respect of (i) self-insurance obligations or completion, bid, performance, appeal or surety bonds issued for the account of the Borrower or any Wholly Owned Subsidiary in the ordinary course of business, including guarantees or obligations of the Borrower or any Wholly Owned Subsidiary with respect to letters of credit supporting such self-insurance, completion, bid, performance, appeal or surety obligations (in each case other than for an obligation for money borrowed) or (ii) obligations represented by letters of credit for the account of the Borrower or any Wholly Owned Subsidiary, as the case may be, in order to provide security for workers’ compensation claims;
          (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence;
          (j) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
          (k) indemnification, adjustment of purchase price, earn-out or similar obligations (including without limitation any Earn Out Obligations), in each case, incurred or assumed in connection with the Permitted Acquisition or disposition of any business or assets of the Borrower or any Wholly Owned Subsidiary or Equity Interests of a Wholly Owned Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such Permitted Acquisition; provided that (i) any amount of such obligations included on the face of the balance sheet of the Borrower or any Wholly Owned Subsidiary shall not be permitted under this clause (k) and (ii) in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (k) shall at no time exceed the gross proceeds actually received by the Borrower and the Wholly Owned Subsidiaries in connection with such disposition;
          (l) Contingent Obligations of any Loan Party in respect of Indebtedness otherwise permitted under this Section 6.01 and to the extent permitted by Sections 6.04(d) and (h);
          (m) other unsecured Indebtedness of the Companies not to exceed $40.0 million in aggregate principal amount at any time outstanding; and
          (n) Acquired Indebtedness not to exceed $20.0 million in aggregate principal amount at any time outstanding.

     Section 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except (the “Permitted Liens”):
          (a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted for which adequate reserves have been established in accordance with GAAP;
          (b) Liens in respect of property of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole and (ii) which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted for which adequate reserves have been established in accordance with GAAP;
          (c) Liens in existence on the Closing Date and set forth on Schedule 6.02(c) and Liens to secure refinancings of the Indebtedness secured thereby to the extent such refinancing is permitted under Section 6.01(b), in each case, provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase; and (ii) such Liens do not encumber any Collateral and do not encumber any property other than the property subject thereto on the date hereof and provided further that (y) the financing statements set forth on Schedule 6.02(c) naming Wells Fargo Bank, N.A. as secured party shall not be permitted to remain in existence after October 28, 2010 and the cash deposits set forth on Schedule 6.02(c) securing Indebtedness owing to UBS AG Stamford Branch shall not be permitted to remain in existence after December 31, 2010 and (z) such Liens and any Indebtedness secured thereby may not be refinanced or renewed;
          (d) easements, rights of way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property and (iii) individually or in the aggregate materially interfering with the conduct of the business of the Companies at such Real Property;
          (e) Liens arising out of judgments or awards not resulting in a Default or an Event of Default;
          (f) Liens (other than any Lien imposed by ERISA) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations

(other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (w) with respect to clauses (i), (ii) and (iii) hereof, such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings properly instituted and diligently conducted for which adequate reserves have been established in accordance with GAAP;
          (g) Leases with respect to the assets or properties of any Company, in each case entered into in the ordinary course of such Company’s business so long as such Leases are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;
          (h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;
          (i) Liens arising pursuant to Purchase Money Obligations or Capital Lease Obligations incurred pursuant to Section 6.01(f); provided that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the cost of the property being acquired or leased at the time of the incurrence of such Indebtedness and (ii) any such Liens attach only to the property being financed pursuant to such Purchase Money Obligations or Capital Lease Obligations and do not encumber any other property of any Company;
          (j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
          (k) Liens securing Acquired Indebtedness permitted under Section 6.01(n) on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Company (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than the existing Lien;
          (l) Liens granted pursuant to the Security Documents;

          (m) licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Company;
          (n) other Liens incurred in the ordinary course of business of any Company with respect to obligations (other than Indebtedness) that do not in the aggregate exceed the greater of (i) $15.0 million or (ii) 3% of Consolidated Tangible Assets at any time outstanding;
          (o) Liens of franchisors arising in the ordinary course of business not securing Indebtedness;
          (p) Liens in favor of the Trustee as provided for in the Senior Secured Notes Indenture on money or property held or collected by the Trustee in its capacity as Trustee; and
          (q) the filing of financing statements solely as a precautionary measure in connection with operating leases or consignment of goods.
     Section 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (i) the sale of such property is permitted by Section 6.05 and (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02.
     Section 6.04 Investment, Loan and Advances. Directly or indirectly, lend money or credit or make advances to any person, guaranty the obligations of any person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “ Investments”), except that the following shall be permitted:
          (a) Investments outstanding on the Closing Date and identified on Schedule 6.04(a);
          (b) the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;
          (c) Borrower may enter into Interest Rate Agreements to the extent permitted by Section 6.01(c) and may enter into and perform its obligations under Hedging Agreements entered into in the ordinary course of business and so long as any such Hedging Agreement is not speculative in nature and is (i) related to income derived from foreign operations of any Company or otherwise related to purchases permitted hereunder from foreign suppliers or (ii)

entered into to protect such Companies against fluctuations in the prices of raw materials used in their businesses;
          (d) any Company may make intercompany loans to any Loan Party and any Loan Party may make intercompany loans and advances to any other Loan Party; provided that (i) no Loan Party may make loans to any Foreign Subsidiary or Non-Guarantor Subsidiary pursuant to this paragraph (d) and (ii) any loans made by any Foreign Subsidiary or Non-Guarantor Subsidiary to any Loan Party pursuant to this paragraph (d) shall be subordinated to the obligations of the Loan Parties pursuant to an intercompany note in substantially the form of Exhibit G;
          (e) Borrower and the Subsidiaries may make loans and advances (including payroll, travel and entertainment related advances) in the ordinary course of business to their respective employees (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes Oxley Act) so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write downs or write offs of such loans and advances) shall not exceed $50,000 individually and $250,000 in the aggregate outstanding at one time;
          (f) Borrower and the Subsidiaries may sell or transfer amounts to the extent permitted by Section 6.05;
          (g) Borrower may establish (i) Wholly Owned Subsidiaries to the extent permitted by Section 6.12 and (ii) non Wholly Owned Subsidiaries and/or joint ventures to the extent that Investments in such non Wholly Owned Subsidiaries and/or joint ventures shall not exceed $20.0 million at any time outstanding, after taking into account amounts returned in cash (including upon disposition);
          (h) Investments (other than as described in Section 6.04(e)) (i) by Borrower in any Subsidiary Guarantor, (ii) by any Company in Borrower or any Subsidiary Guarantor and (iii) by a Subsidiary Guarantor in another Subsidiary Guarantor;
          (i) Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Company’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;
          (j) Investments made by Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.05;
          (k) Borrower may make loans to senior management of Borrower and the Subsidiary Guarantors for purposes of purchasing the capital stock of Borrower in an aggregate principal amount not to exceed $2.5 million at any one time outstanding;
          (l) scheduled payments of Earn Out Obligations; and
          (m) other Investments not permitted under clauses (a) through (l) above in an aggregate amount outstanding at any time, not to exceed $5 million.

     Section 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets of any person (or agree to do any of the foregoing at any future time), except that:
          (a) (A) purchases or other acquisitions of inventory, materials, equipment and intangible assets in the ordinary course of business shall be permitted, (ii) Asset Sales of used, worn out, obsolete or surplus property by any Company in the ordinary course of business and the abandonment or other Asset Sale of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole shall be permitted, (iii) the sale, lease or other disposal of any assets, other than Receivables shall be permitted; provided that the aggregate consideration received in respect of all Asset Sales pursuant to this clause (a)(iii) shall not exceed $15.0 million in any fiscal year of Borrower, and (iv) the following shall be permitted:
     (B) transfers of cash or Cash Equivalents;
     (C) Investments permitted pursuant to Section 4.06 and Dividends permitted pursuant to Section 6.06;
     (D) the creation of or realization on any Lien permitted under this Agreement or the Security Documents and any disposition of assets resulting from the enforcement or foreclosure of any such Lien;
     (E) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Borrower or any Wholly Owned Subsidiary to the extent not materially interfering with the business of the Borrower and the Wholly Owned Subsidiaries;
     (F) any sale, lease, conveyance or other disposition of any assets or any sale or issuance of Equity Interests in each case, made pursuant to an Investment permitted pursuant to Section 6.04(g)(ii);
     (G) the trade or exchange by the Borrower or any Wholly Owned Subsidiary of any asset (other than any Receivables) for any other asset or assets; provided, that the Fair Market Value of the asset or assets received by the Borrower or any Wholly Owned Subsidiary in such trade or exchange (including any such cash or Cash Equivalents) is at least equal to the Fair Market Value of the asset or assets disposed of by the Borrower or any Wholly Owned Subsidiary pursuant to such trade or exchange; and
     (H) the sale of assets (other than Receivables) owned by Permian Plaza LLC having in the aggregate a Fair Market Value of not more than $15 million.

          (b) Investments in connection with any such transaction may be made to the extent permitted by Section 6.04;
          (c) Borrower and the Subsidiaries may sell Cash Equivalents in the ordinary course of business;
          (d) Borrower and the Subsidiaries may lease (as lessee or lessor) real or personal property and may guaranty such lease, in each case, in the ordinary course of business and, in the case of leases of inventory, in accordance with the applicable Security Documents;
          (e) Borrower and the Subsidiaries may consummate Permitted Acquisitions;
          (f) any Loan Party may transfer property or lease to or acquire or lease property from any Loan Party and any Loan Party may be merged into another Loan Party (as long as such Loan Party is the surviving corporation of such merger and remains a direct or indirect Wholly Owned Subsidiary of Borrower) or any other Wholly Owned Subsidiary Guarantor; provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.10 or Section 5.11, as applicable;
          (g) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect; and
          (h) Asset Sales by any Company to any other Company shall be permitted; provided that such Asset Sale involving a Subsidiary that it is not a Loan Party be made in compliance with Section 6.05(a).
To the extent the Required Lenders (or all Lenders, as applicable) waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents, and the Agents shall take all actions deemed appropriate in order to effect the foregoing.
     Section 6.06 Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that:
          (a) any Subsidiary of Borrower (i) may pay cash Dividends to Borrower or any Wholly Owned Subsidiary of Borrower and (ii) if such Subsidiary is not a Wholly Owned Subsidiary of Borrower, may pay cash Dividends to its shareholders generally so long as Borrower or its Subsidiary which owns the equity interest or interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of equity interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests in such Subsidiary); and
          (b) Borrower may pay cash Dividends from time to time, so long as (x) no (A) Event of Default exists or (B) (on a Pro Forma Basis after giving effect to payment of such Dividends) Default would result therefrom at the time of declaration thereof and (y) the amount of such Dividend, when added to the aggregate amount of all Dividends made after the Senior Notes Issue Date, does not exceed the sum of (without duplication):
          (i) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the fiscal quarter in which the Senior Notes Issue Date occurs to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such deficit), plus
          (ii) 100% of (A) (i) the aggregate net cash proceeds and (ii) the Fair Market Value of (x) marketable securities (other than marketable securities of Borrower), (y) Equity Interests of a person (other than Borrower or an Affiliate of Borrower) engaged in a Permitted Business and (z) other assets used in any Permitted Business, in the case of clauses (i) and (ii), received by Borrower since the Senior Notes Issue Date as a contribution to its common equity capital or from the issue or sale of Qualified Capital Stock of Borrower or from the issue or sale of convertible or exchangeable Disqualified Capital Stock or convertible or exchangeable debt securities of Borrower that have been converted into or exchanged for such Qualified Capital Stock (other than Equity Interests or debt securities sold to a Subsidiary of Borrower), and (B) the aggregate net cash proceeds, if any, received by Borrower or any of its Restricted Subsidiaries upon any conversion or exchange described in clause (A) above, plus
          (iii) 100% of (A) the aggregate amount by which Indebtedness of Borrower or any Restricted Subsidiary is reduced on Borrower’s consolidated balance sheet upon the conversion or exchange after the Senior Notes Issue Date of any such Indebtedness into or for Qualified Capital Stock of Borrower and (B) the aggregate net cash proceeds, if any, received by Borrower or any of its Restricted Subsidiaries upon any conversion or exchange described in clause (A) above.
          (c) Notwithstanding the foregoing, the provisions set forth in this Section 6.06 will not prohibit:
          (i) the redemption or acquisition of any Equity Interests of the Borrower or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Capital Stock;
          (ii) the redemption, repurchase or other acquisition or retirement for value of Equity Interests of the Borrower held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), either (x) upon any such individual’s death, disability, retirement, severance or termination of employment or service or (y) pursuant to any equity subscription agreement, stock option agreement, stockholders’ agreement or similar agreement; provided, in any case, that the aggregate cash consideration paid for all such redemptions, repurchases or other acquisitions or retirements shall not exceed (A) $5.0 million during any calendar year (with unused amounts in any calendar year being carried forward to the next succeeding calendar year) plus (B) the amount of any net cash proceeds received by or contributed to the Borrower from the issuance and sale after the Senior Secured Notes Issue Date of Qualified Capital Stock of the Borrower to its officers, directors or employees that have not been applied to the payment of Dividends pursuant to this clause (c)(ii), plus (C) the net cash proceeds of any “ key-man” life insurance policies that have not been applied to the payment of Dividends pursuant to this clause (c)(ii);
          (iii) (a) repurchases, redemptions or other acquisitions or retirements for value of Equity Interests deemed to occur upon the exercise of stock options, warrants, rights to acquire Equity Interests or other convertible securities to the extent such Equity Interests represent a portion of the exercise or exchange price thereof and (b) any repurchases, redemptions or other acquisitions or retirements for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants or other similar rights;
          (iv) the payment of cash in lieu of fractional Equity Interests;
          (v) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of assets that complies with the provisions of Section 6.05; or
          (vi) payment of other Restricted Payments from time to time in an aggregate amount not to exceed (a) $10.0 million in any fiscal year or (b) $25.0 million in aggregate amount since the Senior Secured Notes Issue Date;
provided that (a) in the case of any Restricted Payment pursuant to clauses (c)(ii) or (c)(vi) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Capital Stock used to make a payment pursuant to clauses (c)(i) or (c)(ii)(B) above shall increase the amount of Dividends permitted to be made pursuant to clause (b) above.
     Section 6.07 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and the Subsidiary Guarantors), other than in the ordinary course of business and on terms and conditions substantially as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s length transaction with a person other than an Affiliate, except that:
          (a) Dividends may be paid to the extent provided in Section 6.06;
          (b) loans may be made and other transactions may be entered into between and among any Company and its Affiliates to the extent permitted by Sections 6.01 and 6.04; and
          (c) customary fees may be paid to non officer directors of Borrower and customary indemnities may be provided to all directors of Borrower.

     Section 6.08 Financial Covenants.
          (a) Minimum Debt Service Coverage Ratio. Permit the Debt Service Coverage Ratio, as of the last day of any Test Period ending during any period set forth in the table below, to be less than the ratio set forth opposite such period in the table below:

Leverage Ratio	Debt Service Coverage
September 30, 2010 – December 31, 2010	1.05 to 1.00
March 31, 2011 – June 30, 2011	1.10 to 1.00
September 30, 2011 – December 31, 2011	1.15 to 1.00
March 31, 2012 and thereafter	1.25 to 1.00
          (b) Minimum Asset Coverage Ratio. Permit the Asset Coverage Ratio as of the last day of any Test Period to be less than 2.50 to 1.0.
     Section 6.09 Limitation on Modifications or Prepayment of Indebtedness; Modifications of Certificate of Incorporation, or Other Constitutive Documents, By-laws and Certain Other Agreements, etc. (i) Optionally prepay, retire, redeem, purchase, defease or exchange, or make or arrange for any mandatory prepayment, retirement, redemption, purchase or defeasance of, any outstanding Indebtedness (other than (1) any refinancing of Indebtedness permitted by this Agreement, (2) the Obligations and (3) the conversion or exchange of Indebtedness for or into Equity Interest); (ii) amend or modify, or permit the amendment or modification of, any provision of existing Indebtedness or of any agreement (including any purchase agreement, indenture, loan agreement or security agreement) relating thereto other than any amendments or modifications to Indebtedness which do not in any way materially adversely affect the interests of the Lenders and are otherwise permitted under Section 6.01(b) and Section 6.02(c); (iii) amend, modify, or permit the amendment or modification of, any provision of any document or agreement relating to the Senior Notes, Senior Secured Notes, or any refinancing thereof, other than amendments or modifications which do not in any way materially adversely affect the interests of the Lenders, (iv) amend, modify, or permit the amendment or modification of, Section 6.06 of the Senior Secured Notes Security Agreement or any definition used therein, or amend, modify or permit the amendment or modification of any other provision of such agreement in any way that could reasonably be expected to in any way adversely affect the Collateral Agent’s or Lenders’ rights, perfection or priority with respect to the Collateral; or (v) amend, modify or change its articles of incorporation or other constitutive documents (including by the filing or modification of any certificate of designation) or by-laws, or any agreement entered into by it, with respect to its capital stock (including the Shareholders’ Agreement, any other shareholders’ agreement, limited liability company operating agreement or limited partnership agreement), or enter into any new agreement with respect to its capital stock, other than any amendments, modifications, agreements or changes pursuant to this clause (v) or any such new agreements pursuant to this clause (v) which do not in any way materially adversely affect in any material respect the interests of the Lenders; and provided that Borrower may issue such capital stock as is not prohibited by Section 6.11 or any other provision of this Agreement and may amend articles of incorporation or other constitutive documents to authorize any such capital stock.

     Section 6.10 Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Equity Interests owned by Borrower or any Subsidiary of Borrower, or pay any Indebtedness owed to Borrower or a Subsidiary of Borrower, (b) make loans or advances to Borrower or any of Borrower’s Subsidiaries or (c) transfer any of its properties to Borrower or any of Borrower’s Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law; (ii) this Agreement and the other Loan Documents; (iii) any document or agreement relating to the Senior Notes or the Senior Secured Notes, in each case as in effect on the date hereof, or any refinancing of either thereof permitted hereunder that does not make any such restriction more restrictive; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Borrower or a Subsidiary of Borrower; (v) customary provisions restricting assignment of any agreement entered into by Borrower or a Subsidiary of Borrower in the ordinary course of business; (vi) any holder of a Lien permitted by Section 6.02 may restrict the transfer of the asset or assets subject thereto; (vii) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the Closing Date in accordance with the provisions of this Agreement; (viii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.05 pending the consummation of such sale; (ix) any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary of Borrower; (x) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such person’s organizational or governing documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or assets held in the subject joint venture or other entity; or (xi) any instrument governing Acquired Indebtedness or Equity Interests of a person acquired by the Borrower or any of its Subsidiaries, which encumbrances or restrictions are not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired;
     Section 6.11 Limitation on Issuance of Capital Stock.
          (a) With respect to Borrower, issue any Equity Interest that is not Qualified Capital Stock.
          (b) Borrower will not, and will not permit any Subsidiary to, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Equity Interest, except (i) for stock splits, stock dividends and additional Equity Interests issuances which do not decrease the percentage ownership of Borrower or any Subsidiaries in any class of the Equity Interest of such Subsidiary; (ii) Subsidiaries of Borrower formed after the Closing Date pursuant to Section 6.12 may issue Equity Interests to Borrower or the Subsidiary of Borrower which is to own such stock; and (iii) Borrower may issue common stock that is Qualified Capital Stock to Borrower.
     Section 6.12 Limitation on Creation of Subsidiaries. Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that Borrower may establish, create or acquire one or more Wholly Owned Subsidiaries of Borrower or one of its Wholly Owned Subsidiaries without such consent so long as, upon the creation or establishment of any such new Wholly Owned Subsidiary, such Subsidiary becomes a party to the applicable Security Documents and shall become a Subsidiary Guarantor hereunder and execute a Joinder Agreement and the other Loan Documents all to the extent required under and in accordance with Section 5.10(a) above and (c) such new Subsidiary is a Domestic Subsidiary.
     Section 6.13 Business. With respect to Borrower and its Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which each of Borrower and its Subsidiaries, respectively, is engaged on the Closing Date (or which are substantially related thereto or are reasonable extensions thereof).
     Section 6.14 Limitation on Accounting Changes. Make or permit any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or are required by GAAP.
     Section 6.15 Fiscal Year. Change its fiscal year end to a date other than December 31.
     Section 6.16 Limitation on Further Negative Pledges. Except with respect to prohibitions against other encumbrances on specific property encumbered to secured payment of particular Indebtedness permitted hereunder or prohibitions in license agreements under which Borrower or any of its Subsidiaries is the licensee, enter into any agreement to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except pursuant to (a) the Loan Documents, (b) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on property or assets of Borrower or any of its Subsidiaries (whether now owned or hereafter acquired) securing the Loans or any Interest Rate Agreement and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of Borrower of any of its Subsidiaries to secure the Loans, any Interest Rate Agreement or any other Obligations and any agreement regarding the Senior Notes or the Senior Secured Notes, in each case, as in effect on the date hereof, or any refinancing of either thereof permitted hereunder that does not make any such restriction more restrictive, and (c) any industrial revenue or development bonds, acquisition agreement or operating leases of real property and equipment entered into in the ordinary course of business. Notwithstanding any of the foregoing, Indebtedness incurred by a Non-Guarantor Subsidiary may contain a provision that no Lien on the assets of such Non-Guarantor Subsidiary may exist unless such Indebtedness is equally and ratably secured with any other Indebtedness secured by such assets.
     Section 6.17 Anti-Terrorism Law; Anti-Money Laundering.
          (a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.24, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.17).
          (b) Knowingly cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.
ARTICLE VII
GUARANTEE
     Section 7.01 The Guarantee. The Subsidiary Guarantors hereby jointly and severally guarantee as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or Interest Rate Agreement relating to the Loans, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby jointly and severally agree that if Borrower or other Subsidiary Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
     Section 7.02 Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 7.01 shall constitute a guaranty of payment and are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
          (i) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

          (ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
          (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
          (iv) any lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or
          (v) the release of any other Subsidiary Guarantor.
     The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Subsidiary Guarantor thereof exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Subsidiary Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Subsidiary Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Subsidiary Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding. Each Subsidiary Guarantor hereby waives any rights under Chapter 43 or Section 17.001 of the Texas Civil Practice and Remedies Code, and Rule 31 of the Texas Rules of Civil Procedure related to the foregoing. The Lender shall not be required to mitigate damages or take any other action to reduce, collect, or enforce the Obligations.
     Section 7.03 Reinstatement. The obligations of the Subsidiary Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Subsidiary Guarantors jointly and severally agree that they will indemnify each Secured Party on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the bad faith or willful misconduct of such Secured Party.
     Section 7.04 Subrogation; Subordination; Contribution.
          (a) Each Subsidiary Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation, contribution or otherwise, against Borrower or any other Subsidiary Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. The payment of any amounts due with respect to any Indebtedness of Borrower or any other Subsidiary Guarantor now or hereafter owing to any Subsidiary Guarantor or Borrower by reason of any payment by such Subsidiary Guarantor under the Guarantee in this Article VII is hereby subordinated to the prior indefeasible payment in full in cash of the Guaranteed Obligations. In addition, any Indebtedness of Borrower now or hereafter held by any Subsidiary Guarantor is hereby subordinated in right of payment in full in cash to the Guaranteed Obligations. Each Subsidiary Guarantor agrees that it will not demand, sue for or otherwise attempt to collect any such Indebtedness of Borrower to such Subsidiary Guarantor until the Obligations shall have been indefeasibly paid in full in cash. If, notwithstanding the foregoing sentence, any Subsidiary Guarantor shall prior to the indefeasible payment in full in cash of the Guaranteed Obligations collect, enforce or receive any amounts in respect of such Indebtedness, such amounts shall be collected, enforced and received by such Subsidiary Guarantor as trustee for the Secured Parties and be paid over to Administrative Agent on account of the Guaranteed Obligations without affecting in any manner the liability of such Subsidiary Guarantor under the other provisions of the guaranty contained herein.
          (b) The Subsidiary Guarantors hereby agree, as among themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) (but subject to the succeeding provisions of this Section 7.04(b)), to pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Guarantor) of such Excess Payment (as defined below). The payment obligation of any Subsidiary Guarantor to any Excess Funding Guarantor under this Section 7.04(b) shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under this Article VII, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess except as provided in Section 7.04(a) above. For purposes hereof, (i) “Excess Funding Guarantor” shall mean, in respect of the Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of the Guaranteed Obligations; (ii) “Excess Payment” shall mean, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations; and (iii) “Pro Rata Share”, for purposes of this Section 7.04(b), shall mean, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all debts and liabilities of such guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such guarantor under this Article VII) to (y) the amount by which the aggregate present fair saleable value of all assets and other properties of the Borrower and all of the Subsidiary Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrower under this Agreement and the Subsidiary Guarantors hereunder) of the Borrower and all of the Subsidiary Guarantors, all as of the Closing Date (if any Subsidiary Guarantor becomes a party hereto) subsequent to the Closing Date, then for purposes of this Section 7.04(b) such subsequent guarantor shall be deemed to have been a guarantor of the Obligations as of the Closing Date and the information pertaining to, and only pertaining to, such guarantor as of the date such guarantor became a guarantor of the Obligations shall be deemed true as of the Closing Date).
     Section 7.05 Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 7.01.
     Section 7.06 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
     Section 7.07 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount, giving effect to all rights of contribution and indemnity available hereunder or otherwise, that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE VIII
EVENTS OF DEFAULT
     Section 8.01 Events of Default. In case of the happening of any of the following events (“Events of Default”):
          (a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
          (b) default shall be made in the payment of (i) any interest on any Loan, when and as the same shall become due and payable, and such default shall continue unremedied for a period of 5 Business Days, or (ii) any Fee or any other amount (other than an amount referred to in (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of 10 Business Days;
          (c) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
          (d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02, 5.03, 5.08, 5.13 or 5.14 or in Article VI;
          (e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in (a), (b) or (d) above) and such default shall continue unremedied or shall not be waived for a period of 30 days after the earlier of (i) the date such Company knows, or reasonably should have known, of the existence of such default and (ii) written notice thereof from the Administrative Agent or any Lender to Borrower;
          (f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable, or (ii) fail to observe or perform (after applicable grace periods, if any) any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $10.0 million at any one time;
          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company, or of a substantial part of the property or assets of any Company, under Title 11 of the United States

Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property or assets of any Company; or (iii) the winding up or liquidation of any Company; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered (excluding, for purposes of clarification, any Liens on bonds or other collateral posted pursuant to a court order while there exists an effective stay of enforcement of a judgment);
          (h) any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property or assets of any Company; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate;
          (i) one or more judgments for (A) the payment of money in an aggregate amount in excess of $2.5 million or (B) that would have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against any Company or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Company to enforce any such judgment;
          (j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on any assets of a Company;
          (k) any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a perfected first priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Collateral Agent, or shall be asserted by Borrower, any other Loan Party or the trustee or requisite noteholders under the Senior Notes Indenture, the Senior Secured Notes Indenture, or any refinancing thereof not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby unless such occurrence results solely from action of the Collateral Agent or any Lender and involves no Default by Borrower or any Subsidiary Guarantor hereunder or under any Security Document;
          (l) the Guarantees shall cease to be in full force effect;

          (m) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Loan Document;
          (n) there shall have occurred a Change in Control; or
          (o) any Loan Party shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction.
then, and in every such event (other than an event with respect to Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Subsidiary Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Subsidiary Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding. In addition, each Agent may exercise on behalf of itself, the other Agent, the Lenders, and the Issuing Bank all rights and remedies available to it, the Lenders, and the Issuing Bank under the Loan Documents.
     Section 8.02 Application of Proceeds. After the exercise of remedies provided for in Section 8.01 (or after the Loans and Reimbursement Obligations have automatically become immediately due and payable as set forth in Section 8.01), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.18 and 2.16, be applied by the Administrative Agent in the following order:
          (a) First, to the payment that portion of the Obligations constituting costs and expenses, fees, commissions, taxes and other amounts including, without limitation, compensation to the Administrative Agent and Collateral Agent and their agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent and Collateral Agent in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
          (b) Second, to the payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and LC Participation Fees) payable to the Lenders and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank arising under the Loan Documents and amounts payable thereunder, ratably among them in proportion to the respective amounts described in this second clause payable to them;
          (c) Third, to the payment of that portion of the Obligations constituting accrued and unpaid LC Participation Fees and interest on the Loans, Reimbursement Obligations with respect to outstanding LC Disbursements and other Obligations arising under the Loan Documents, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this third clause payable to them;
          (d) Fourth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations with respect to outstanding LC Disbursements and Obligations then owing under Hedging Agreements and treasury, depository and cash management agreements, ratably among the Lenders, Affiliates of Lenders, and the Issuing Bank, in proportion to the respective amounts described in this fourth clause held by them;
          (e) Fifth, to the Administrative Agent for the account of the Issuing Bank, to cash collateralize that portion of Reimbursement Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2.16; and
          (f) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
     In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.02, the Loan Parties shall remain jointly and severally liable for any deficiency.
     Notwithstanding the foregoing, Obligations arising under treasury, depository and cash management agreements and Hedging Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Lenders, Affiliates of Lenders, or Issuing Bank, as the case may be. Each Affiliate of a Lender not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX
COLLATERAL ACCOUNT
     Section 9.01 Collateral Account.
          (a) The Collateral Agent is hereby authorized to establish and maintain at its office at 5718 Westheimer, Suite 600, Houston, Texas 77057, in the name of the Collateral Agent and pursuant to a Control Agreement, a restricted deposit account designated “Basic Energy Services Collateral Account”. Each Loan Party shall deposit into the Collateral Account from time to time (i) the cash proceeds of any Casualty Event with respect to Collateral, to the extent contemplated herein or in any other Loan Document, and (ii) any cash such Loan Party is required to pledge as additional collateral security hereunder pursuant to the Loan Documents.
          (b) The balance from time to time in the Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. So long as no Event of Default has occurred and is continuing or will result therefrom, the Collateral Agent shall within two Business Days of receiving a request of the applicable Loan Party for release of cash proceeds (i) from the Collateral Account constituting Net Cash Proceeds relating to any Casualty Event with respect to Collateral remit such cash proceeds on deposit in the Collateral Account to or upon the order of such Loan Party and (ii) with respect to the LC Sub Account, remit such Net Cash Proceeds on deposit in the LC Sub Account to or upon the order of such Loan Party at such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of the Letters of Credit have been paid in full. At any time following the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Required Lenders as specified herein, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding to the credit of the Collateral Account to the payment of the Obligations in the manner specified in Section 8.02 hereof subject, however, in the case of amounts deposited in the LC Sub Account, to the provisions of Sections 2.16(i) and 8.02. The Loan Parties shall have no right to withdraw, transfer or otherwise receive any funds deposited in the Collateral Account except to the extent specifically provided herein.
          (c) Amounts on deposit in the Collateral Account shall be invested from time to time in Cash Equivalents as the applicable Loan Party (or, after the occurrence and during the continuance of an Event of Default, the Collateral Agent) shall determine, which Cash Equivalents shall be held in the name and be under the control of the Collateral Agent (or any sub -agent); provided that at any time after the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Required Lenders as specified herein, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Cash Equivalents and to apply or cause to be applied the proceeds thereof to the payment of the Obligations in the manner specified in Section 8.02 hereof.
          (d) Amounts deposited into the Collateral Account as cover for liabilities in respect of Letters of Credit under any provision of this Agreement requiring such cover shall be held by the Administrative Agent in a separate sub account designated as the “LC Sub Account” (the “LC Sub Account”) and, notwithstanding any other provision hereof to the contrary, all amounts held in the LC Sub Account shall constitute collateral security first for the liabilities in respect of Letters of Credit outstanding from time to time and second for the other Obligations hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full.
ARTICLE X
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT
     Section 10.01 Appointment. Each Lender hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Agent as an agent of such Lender under this Agreement and the other Loan Documents. Each Lender irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Agents, the Lenders and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
     Section 10.02 Agent in Its Individual Capacity. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.
     Section 10.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document.

     Section 10.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by a proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by a proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.
     Section 10.05 Delegation of Duties. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub -agents appointed by such Agent. Each Agent and any such sub -agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub -agent and to the Affiliates of each Agent and any such sub -agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
     Section 10.06 Successor Agent. Each Agent may resign as such at any time upon at least 30 days’ prior notice to the Lenders, the Issuing Bank and Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Agent from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent, which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $250 million; provided that if such retiring Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent.
     Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article X and Section 11.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.
     Section 10.07 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
     Section 10.08 Indemnification. The Lenders severally agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Borrower or the Subsidiary Guarantors and without limiting the obligation of Borrower or the Subsidiary Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and Reimbursement Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and Reimbursement Obligations) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
     Section 10.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any applicable bankruptcy, insolvency, reorganization, moratorium, reorganization or other laws affecting the rights of creditors generally or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Reimbursement Obligations with respect to outstanding LC Disbursements shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations with respect to outstanding LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 2.05(c), 2.09 and 11.03) allowed in such judicial proceeding; and

          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.03.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank or in any such proceeding.
     Section 10.10 Collateral and Guaranty Matters. Each of the Lenders (including in their capacities as providers of any Hedging Agreements or treasury/deposit, or cash management obligations constituting Obligations) and the Issuing Bank irrevocably authorize each of the Administrative Agent and the Collateral Agent, at such Agent’s option and in its discretion,
          (a) to release any Lien on any property granted to or held by such Agent under any Loan Document (i) upon termination of the total Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under treasury, deposit, or cash management agreements and Hedging Agreements as to which arrangements satisfactory to the applicable Lender shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to such Agent and the Issuing Bank shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.02;
          (b) to release any Guarantor from its obligations under any applicable Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and
          (c) to subordinate any Lien on any property granted to or held by such Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i).
     Upon request by either the Administrative Agent or Collateral Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under any applicable Guaranty pursuant to this Section 10.10. In each case as specified in this Section 10.10, such Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the applicable Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.10.
     Section 10.11 Secured Cash Management Agreements and Secured Hedging Agreements. No Lender or Affiliate of a Lender party to a treasury, depository or cash management agreement or Hedging Agreement that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under treasury, depository and cash management agreements and Hedging Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate of a Lender party to such treasury, depository or cash management agreement or Hedging Agreement , as the case may be.
ARTICLE XI
MISCELLANEOUS
     Section 11.01 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)	if to any Loan Party, to Borrower at:

Basic Energy Services, Inc.
500 W. Illinois
Midland, Texas 79701
Attention: Kenneth V. Huseman
Telecopy No.: (432) 620 5501
Telephone No.: (432) 620 5500
E mail: ken.huseman@basicenergyservices.com

(b)	with a copy to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attention: Douglas Dillon, Esq.
Telecopy No.:(713) 220 4285
Telephone No.: (713) 220 4200
E mail: ddillon@akllp.com

if to the Administrative Agent or the Collateral Agent, to it at:

Capital One, National Association
5718 Westheimer, Suite 600
Houston, Texas 77057
Attention: Bobby Hamilton
Telecopy No.: (713) 706-5499
Telephone No.: (713) 435-5276
          (c) if to a Lender, to it at its address (or telecopy number) set forth on its signature page hereto or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.01 and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.
     Section 11.02 Waivers; Remedies Enforcement; Amendment.
          (a) No failure or delay by any Agent, the Collateral Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided at law, equity or otherwise.
     Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.01 for the benefit of all the Lenders and Issuing Bank; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan

Party under any applicable bankruptcy, insolvency, reorganization, moratorium, reorganization or other laws affecting the rights of creditors generally; and provided, further, that if at any time there is no person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.01 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
          (b) No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (c) of this Section 11.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
          (c) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall:
          (i) increase the Commitment of any Lender without the written consent of such Lender;
          (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any Fees payable hereunder, without the written consent of each Lender affected thereby;
          (iii) postpone or extend the maturity of any Loan, or the required date of payment of any Reimbursement Obligation, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment or postpone the scheduled date of expiration of any Letter of Credit beyond the Maturity Date, without the written consent of each Lender affected thereby;
          (iv) change Section 2.13(b) or (c) in a manner that would alter the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender;
          (v) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;
          (vi) release Borrower or any Subsidiary Guarantor from its Guarantee (except as expressly provided in Article VII), or limit its liability in respect of such Guarantee, without the written consent of each Lender; or
          (vii) release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Obligations equally and ratably with the other Obligations), in each case without the written consent of each Lender;
change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class;
provided, further, that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or the Issuing Bank without the prior written consent of the Administrative Agent, the Collateral Agent or the Issuing Bank, as the case may be and (2) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders at a time in which an Affiliate of the Administrative Agent is a Lender shall also require the approval of at least one Lender not affiliated with the Administrative Agent (if any such Lenders exist at such time). Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and the Administrative Agent (and, if its rights or obligations are affected thereby, the Issuing Bank) if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
          (d) If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 11.02(b) (other than clause (iii) of such Section), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non consenting Lender or Lenders (so long as all non consenting Lenders are so replaced) with one or more persons pursuant to Section 2.15 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination; provided, however, that Borrower shall not have the right to replace a Lender solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to clause (iii) of Section 11.02(b).
     Section 11.03 Expenses; Indemnity.
          (a) Borrower agrees to promptly pay all reasonable out of pocket costs and expenses (including but not limited to expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) (i) incurred by the Administrative Agent, Collateral Agent, and Issuing Bank in connection with the syndication of the credit facilities provided for herein and the preparation, execution, delivery and administration of this Agreement and the other Loan Documents and the perfection and maintenance of the Liens securing the Collateral or in connection with any amendments, consents, enforcement costs, documentary taxes or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or (ii) incurred by the Agents or after the occurrence and during the continuation of an Event of Default any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Bracewell & Giuliani LLP, counsel for the Administrative Agent and the Collateral Agent, and any auditors, accountants, consultants, appraisers or other advisors and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Agents or any Lender.
          (b) The Loan Parties agree, jointly and severally, to indemnify the Agents, each Lender, the Issuing Bank, each Affiliate of any of the foregoing persons and each of their respective partners, controlling persons, directors, officers, trustees, employees and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out of pocket costs and any and all losses, claims, damages, liabilities, penalties, judgments, suits and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents, (ii) any actual or proposed use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any property owned, leased or operated by any Company, or any Environmental Claim related in any way to any Company, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. In connection with any claim, demand, action or cause of action covered by this Section 11.03, or the preparation therefor, the Lender or other Indemnitee shall be entitled to select its own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel.
          (c) The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans or Reimbursement Obligations, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents, the Issuing Bank or any Lender. All amounts due under this Section 11.03 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.
          (d) To the extent that Borrower fails to promptly pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agents and/or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any of the Agents or the Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Exposure and unused Commitments at the time.
     Section 11.04 Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agents and each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Any Lender shall have the right at any time to assign to one or more banks, insurance companies, investment companies or funds or other institutions (other than Borrower or any Affiliate or Subsidiary thereof) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or a Lender Affiliate, each of Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its LC Exposure, the Issuing Bank) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or a Lender Affiliate, any assignment made in connection with the syndication of the Commitment and Loans or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million, unless each of Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance in the form of Exhibit A, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided, further, that any consent of Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (provided that any liability of Borrower to such assignee under Section 2.11, 2.12 or 2.14 shall be limited to the amount, if any, that would have been payable thereunder by Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.14 and 11.03).
          (c) The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and the Administrative Agent, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Bank, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.
          (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (e) Any Lender shall have the right at any time, without the consent of Borrower, the Administrative Agent or the Issuing Bank, to sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (f) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13(c) as though it were a Lender. Each Lender shall, acting for this purpose as an agent of Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations, provided that no Lender shall be required to disclose or share the information contained in such register with Borrower or any other party, except as required by applicable law.
          (f) A Participant shall not be entitled to receive any greater payment under Section 2.11, 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of Borrower (which consent shall not be unreasonably withheld or delayed). A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Sections 2.14(e) and (f) as though it were a Lender.
          (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.
     Section 11.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.11, 2.12, 2.13, 2.14 and 11.03 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     Section 11.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or portable digital format (PDF) shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 11.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     Section 11.09 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
          (b) EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF TEXAS SITTING IN HARRIS COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF TEXAS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          (c) EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 11.09. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.01. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

     Section 11.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 11.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 11.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its Lender Affiliates and to its, its Affiliates’ and its Lender Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 11.12 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than Borrower or any Subsidiary. For the purposes of this Section, “Information” shall mean all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or its business that is clearly identified at the time of delivery as confidential, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary. Any person required to maintain the confidentiality of Information as provided in this Section 11.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

     Section 11.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     Section 11.14 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other person and (B) the Administrative Agent has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     Section 11.15 Integration. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
     Section 11.16 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name, address and tax identification number of Borrower and other information regarding Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to the Lenders and the Administrative Agent.
THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BASIC ENERGY SERVICES, INC.
BASIC ENERGY SERVICES GP, LLC, as a
Subsidiary Guarantor
ACID SERVICES, LLC, as a
Subsidiary Guarantor
BASIC MARINE SERVICES, INC., as a
Subsidiary Guarantor
CHAPARRAL SERVICE, INC., as a
Subsidiary Guarantor
JETSTAR ENERGY SERVICES, INC., as a
Subsidiary Guarantor
JETSTAR HOLDINGS, INC., as a
Subsidiary Guarantor
JS ACQUISITION LLC, as a
Subsidiary Guarantor
PERMIAN PLAZA, LLC, as a
Subsidiary Guarantor
SLEDGE DRILLING CORP., as a
Subsidiary Guarantor
WILDHORSE SERVICES, INC., as a
Subsidiary Guarantor
XTERRA FISHING & RENTAL TOOLS CO., as a
Subsidiary Guarantor

By:	/s/ Kenneth V. Huseman
Kenneth V. Huseman
President and Chief Executive Officer

BASIC ENERGY SERVICES LP, LLC,
as a Subsidiary Guarantor

By:	/s/ Jerry Tufly
Jerry Tufly
President
Signature Page to Credit Agreement

BASIC ENERGY SERVICES, L.P., as a
Subsidiary Guarantor

By:	BASIC ENERGY SERVICES GP, LLC,
its General Partner

By:	BASIC ENERGY SERVICES,
INC., its Sole Member

By:	/s/ Kenneth V. Huseman
Kenneth V. Huseman
President

BASIC ESA, INC., as a
Subsidiary Guarantor
FIRST ENERGY SERVICES COMPANY, as a
Subsidiary Guarantor
GLOBE WELL SERVICE, INC., as a
Subsidiary Guarantor
HENNESSEY RENTAL TOOLS, INC., as a
Subsidiary Guarantor
LEBUS OIL FIELD SERVICE CO., as a
Subsidiary Guarantor
OILWELL FRACTURING SERVICES, INC., as a
Subsidiary Guarantor
SCH DISPOSAL, L.L.C., as a
Subsidiary Guarantor

By:	/s/ Kenneth V. Huseman
Kenneth V. Huseman
President

TAYLOR INDUSTRIES, LLC, as a Subsidiary
Guarantor

By:	/s/ Kenneth V. Huseman
Kenneth V. Huseman
Chief Executive Officer
Signature Page to Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent
By:	/s/ Don Backer
Don Backer
Senior Vice President

Signature Page to Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender and Issuing Bank
By:	/s/ Don Backer
Don Backer
Senior Vice President

Signature Page to Credit Agreement